                                                                     Exhibit (2)


                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                          STONE & WEBSTER, INCORPORATED

                  STONE & WEBSTER MANAGEMENT CONSULTANTS, INC.,

                       STONE & WEBSTER ACQUISITION CORP.,

                            POWER TECHNOLOGIES, INC.

                                       AND

                           THE PRINCIPAL SHAREHOLDERS
                           OF POWER TECHNOLOGIES, INC.
                                  NAMED HEREIN



                          -----------------------------

                           Dated as of April 20, 1998

                          -----------------------------


                      ====================================

                                TABLE OF CONTENTS

                                                                          Page

SECTION 1 - THE MERGER.....................................................  1
      1.1     The Merger...................................................  1
      1.2     Effective Time...............................................  1
      1.3     Effects of the Merger........................................  1
      1.4     Certificate of Incorporation and Bylaws......................  2
      1.5     Directors and Officers.......................................  2
      1.6     Conversion of Stock..........................................  2
      1.7     Exchange of Certificates.....................................  4
      1.8     Dissenting Shares............................................  5
      1.9     Transfer of Surviving Corporation Shares by SWI to SW........  6
      1.10    Contingent Merger Consideration..............................  6
      1.11    Additional Contingent Shares................................. 10
      1.12    Fractional Shares............................................ 10
      1.13    Transasia Consideration...................................... 10

SECTION 2 - REPRESENTATIONS AND WARRANTIES OF PTI.......................... 11
      2.1     Organization and Qualification............................... 11
      2.2     Capitalization............................................... 12
      2.3     Authority to Execute and Perform Agreements.................. 12
      2.4     Subsidiaries and Other Affiliates............................ 12
      2.5     Charter and By-laws; Books and Records....................... 12
      2.6     Financial Statements......................................... 13
      2.7     Receivables.................................................. 13
      2.8     Absence of Undisclosed Liabilities........................... 13
      2.9     No Material Adverse Change................................... 13
      2.10    Tax Matters.................................................. 14
      2.11    Compliance with Laws......................................... 15
      2.12    Consents; No Breach.......................................... 15
      2.13    Actions and Proceedings...................................... 16
      2.14    Contracts and Other Agreements............................... 16
      2.15    Real Property; Leases........................................ 17
      2.16    Tangible Property............................................ 18
      2.17    Intellectual Property........................................ 18
      2.18    Title to Assets; Liens....................................... 18
      2.19    Customers.................................................... 18
      2.20    Employee Benefit Plans....................................... 18
      2.21    Employee Relations........................................... 19
      2.22    Relationships with Affiliates................................ 19
      2.23    Insurance.................................................... 19
      2.24    Banking Relationships........................................ 20
      2.25    Brokerage.................................................... 20
      2.26    Hazardous Materials.......................................... 20
      2.27    Year 2000.................................................... 20
      2.28    Full Disclosure.............................................. 21
      2.29    Statements; Proxy Statement/Prospectus....................... 21

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL
SHAREHOLDERS............................................................... 21
      3.1     Authority to Execute and Perform Agreements.................. 21


                                      (1)

      3.2     No Breach.................................................... 21
      3.3     Title to Shares.............................................. 21
      3.4     Accuracy of PTI Representations and Warranties............... 22

SECTION 4 - REPRESENTATIONS AND WARRANTIES OF SWI.......................... 22
      4.1     Organization................................................. 22
      4.2     Authority to Execute and Perform Agreement................... 22
      4.3     Capitalization............................................... 22
      4.4     SEC Reports.................................................. 23
      4.5     Financial Statements......................................... 23
      4.6     No Material Adverse Change................................... 23
      4.7     Actions and Proceedings...................................... 23
      4.8     No Breach.................................................... 23
      4.9     Brokerage.................................................... 24
      4.10    Full Disclosure.............................................. 24

SECTION 5 - COVENANTS AND AGREEMENTS....................................... 24
      5.1     Conduct of Business.......................................... 24
      5.2     Corporate Examinations and Investigations.................... 25
      5.3     Expenses..................................................... 26
      5.4     Authorization from Others.................................... 26
      5.5     Consummation of Agreement.................................... 26
      5.6     Further Assurances........................................... 26
      5.7     Securities Law Matters....................................... 26
      5.8     Listing of SWI Common Stock.................................. 27
      5.9     Shareholder Meeting.......................................... 27
      5.10    Public Announcements and Confidentiality..................... 27
      5.11    Affiliate Letters............................................ 28
      5.12    No Solicitation.............................................. 28
      5.13    Filings Under HSR Act........................................ 28
      5.14    Voting of PTI Stock.......................................... 28
      5.15    SWI SEC Filings.............................................. 28
      5.16    Benefits..................................................... 28
      5.17    Availability of Working Capital.............................. 29
      5.18    Conduct of the Surviving Corporation......................... 29
      5.19    Indemnification of Directors and Officers.................... 29
      5.20    Compliance with Covenants.................................... 29
      5.21    Tax-Free Reorganization...................................... 29
      5.22    Appointment Agreements....................................... 29

SECTION 6 - CONDITIONS PRECEDENT TO THE OBLIGATIONS
OF EACH PARTY TO CONSUMMATE THE MERGER..................................... 29
      6.1     Approvals.................................................... 29
      6.2     HSR Act...................................................... 30
      6.3     Absence of Order............................................. 30
      6.4     New York Stock Exchange Listing.............................. 30
      6.5     Effectiveness of Registration Statement...................... 30

SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION OF
SWI AND SWAC TO CONSUMMATE THE MERGER...................................... 30
      7.1     Representations, Warranties and Covenants.................... 30
      7.2     Affiliate Letters............................................ 30
      7.3     Opinion of Counsel to PTI.................................... 30
      7.4     Merger Documents............................................. 30


                                      (2)

      7.5     Employment Agreements........................................ 30
      7.6     Continuation of Employees.................................... 30
      7.7     Termination of PTI Money Purchase Pension Plan and Trust
              and 401(K) Profit Sharing Plan .............................. 30
      7.8     Redemption of Shares of PTII Held by PTI..................... 31
      7.9     Dissenting Shares............................................ 31
      7.10    Escrow Agreement............................................. 31
      7.11    Bank Accounts................................................ 31
      7.12    Tax Opinion.................................................. 31
      7.13    Certificates................................................. 31
      7.14    Options...................................................... 31
      7.15    Ratification by SWI's Board of Directors..................... 31

SECTION 8 - CONDITIONS PRECEDENT TO THE OBLIGATION OF
PTI AND THE PRINCIPAL SHAREHOLDERS TO CONSUMMATE THE
MERGER..................................................................... 31
      8.1     Representations, Warranties and Covenants.................... 31
      8.2     Opinion of Counsel to SWI.................................... 31
      8.3     Escrow Agreement............................................. 32
      8.4     Tax Opinion.................................................. 32
      8.5     Certificates................................................. 32

SECTION 9 - TERMINATION.................................................... 32
      9.1     Termination.................................................. 32
      9.2     Effect of Termination........................................ 33
      9.3     Termination Fee.............................................. 33

SECTION 10 - INDEMNIFICATION............................................... 34
      10.1    Survival..................................................... 34
      10.2    Obligation of PTI and the Shareholders to Indemnify.......... 34
      10.3    Obligation of SWI to Indemnify............................... 36
      10.4    Limitations on Indemnification............................... 36
      10.5    Notice and Defense of Claims................................. 37

SECTION 11 - MISCELLANEOUS................................................. 38
      11.1    Notices...................................................... 38
      11.2    Entire Agreement............................................. 39
      11.3    Amendment.................................................... 39
      11.4    Waiver....................................................... 39
      11.5    Governing Law................................................ 39
      11.6    Binding Effect; No Assignment................................ 39
      11.7    Variations in Pronouns....................................... 39
      11.8    Counterparts................................................. 39
      11.9    Disclosure Schedules......................................... 39

EXHIBITS

A     Form of Escrow Agreement
B     Form of Affiliate Letter
C     Schedule of Benefits

DISCLOSURE SCHEDULES

      PTI Disclosure Schedule


                                      (3)
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      Disclosure Schedule of Principal Shareholders
      SWI Disclosure Schedule


                                       (4)

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER dated as of April 20, 1998 (this "Agreement") is among Stone & Webster, Incorporated ("SWI"), a Delaware corporation, Stone & Webster Acquisition Corp. ("SWAC"), a Delaware corporation and a wholly-owned subsidiary of SWI, Stone & Webster Management Consultants, Inc. ("SW"), a New York corporation, Power Technologies, Inc. ("PTI"), a New York corporation and the shareholders of PTI identified on the signature pages hereto. The parties wish to effect the acquisition of PTI by SWI through a merger of SWAC into PTI on the terms and conditions hereof. This Agreement is intended to be a "plan of reorganization" within the meaning of ss.368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

      Accordingly, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                             SECTION 1 - THE MERGER

      1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the New York Business Corporation Law (the "NYBCL") and the General Corporation Law of the State of Delaware (the "DGCL"), SWAC shall be merged with and into PTI (the "Merger"). The Merger shall occur at the Effective Time (as defined herein). Following the Merger, PTI shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of SWAC shall cease. The total consideration to be paid in connection with the Merger shall consist of the Initial Merger Consideration and, to the extent that each is to be paid in accordance with the terms hereof, the Contingent Merger Consideration, the Additional Contingent Shares and the Transasia Consideration.

      1.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause a Certificate of Merger to be filed in accordance with Section 907 of the NYBCL and a Certificate of Merger to be filed in accordance with Section 252 of the DGCL (the Certificates of Merger as appropriate for each state are referred to herein collectively as the "Merger Documents") and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Merger Documents are filed, as appropriate, by the Department of State of the State of New York in accordance with the NYBCL and with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as is specified in such documents (the "Effective Time"). Immediately prior to the filing of the Merger Documents, a closing (the "Closing") will be held at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming satisfaction or waiver of all conditions to the Merger. The Closing shall take place within three business days after the last to occur of:

            (a) the approval of the Merger by the shareholders of PTI pursuant to Section 5.9;

            (b) the expiration or termination of any waiting period or extension thereof applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

            (c) the declaration of effectiveness of the Registration Statement on Form S-4 to be filed by SWI covering the Initial Merger Consideration, as defined herein, pursuant to Section 5.7; or

            (d) the satisfaction or waiver of each of the other conditions specified in Sections 6, 7 and 8 hereof;

or on such other date as the parties may agree, but not later than September 1, 1998. The date on which the Closing occurs is referred to herein as the "Closing Date".

      1.3 Effects of the Merger. The Merger shall have the effects set forth in
Section 906 of the NYBCL


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

and Section 259 of the DGCL.

      1.4 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of PTI, in each case as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time.

      1.5 Directors and Officers. The directors and officers of SWAC immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, except that the President of PTI immediately prior to the Effective Time shall be the President and a director of the Surviving Corporation immediately after the Effective Time, each such officer and director to hold office in accordance with their respective terms.

      1.6 Conversion of Stock.

            (a) For purposes of this Agreement:

                  (i) "SWI Common Stock" means shares of common stock, $1.00 par value, of SWI.

                  (ii) "Closing Market Value" means either (X) the average of the closing prices of SWI Common Stock as reported by the New York Stock Exchange for the thirty (30) trading days ending on the third trading day prior to the Closing Date or (Y) if SWI or PTI elect to use a Closing Market Value different than such amount pursuant to Section 9.1(g) or (h), the amount so elected to be used by SWI or PTI. The Closing Market Value shall be adjusted, as necessary, to reflect any nontaxable stock split, reverse stock split, stock dividend or stock combination affecting the SWI Common Stock as a class occurring before or after the Effective Time and the amounts in Section 9.1(g) and (h) shall be adjusted as necessary if any such event occurs before the Effective Time.

                  (iii) "PTI Stock" means all shares of Class A Common Stock of PTI, $.10 par value per share, Class B Common Stock of PTI, $.10 par value per share, and Class C Common Stock of PTI, $.10 par value per share.

                  (iv) "Dissenting Shares" means all shares of PTI Stock held by shareholders of PTI who properly exercise dissenters rights with respect thereto in accordance with the NYBCL and who do not subsequently waive, revoke or otherwise rescind such rights pursuant to the NYBCL either before or after the Effective Time.

                  (v) "Participating Shares" means all shares of PTI Stock outstanding at the Effective Time except Dissenting Shares, shares of PTI Stock held at the Effective Time by PTI as treasury stock or shares of PTI Stock held at the Effective Time by a Subsidiary of PTI.

                  (vi) "Participating Holders" means the holders of Participating Shares immediately before the Effective Time (including the holders of Dissenting Shares immediately before the Effective Time if such Dissenting Shares later become Participating Shares) or their respective successors or assigns.

                  (vii) "Participation Percentage" means the quotient of the number of Participating Shares divided by the sum of the Participating Shares plus the Dissenting Shares.

                  (viii) "Proportionate Interest" means, with respect to each Participating Holder, the quotient of the Participating Shares held by such holder divided by the aggregate number of Participating Shares.

                  (ix) "Initial Merger Consideration" means the number of shares of SWI Common Stock equal to (X) the lesser of 1.5 times the stockholders equity of PTI at December 31, 1997 as reflected in the Audited Financial Statements of PTI (as defined in Section 2.6) or $9,000,000, (Y) divided by the Closing Market

Value, and (Z) multiplied by the Participation Percentage. The Initial Merger Consideration shall consist of (A) the "Initial Escrow Shares," which are the number of shares (rounded to the nearest whole number of shares) of SWI Common Stock equal to $1,000,000 divided by the Closing Market Value and multiplied by the greater of (a) the Participation Percentage and (b) ninety-five percent (95%), (B) the "Fund Shares" which are the number of shares (rounded to the nearest whole number of shares) of SWI Common Stock equal to $250,000 divided by the Closing Market Value, and (C) the "Delivered Shares" which are the Initial Merger Consideration minus the Initial Escrow Shares and the Fund Shares.

                  (x) "Contingent Merger Consideration" means the number of shares of SWI Common Stock equal to the amount obtained by dividing (X) by (Y) and multiplying the resulting quotient by (Z) where: (X) is the difference between (a) $8,000,000 and (b) the aggregate amount of all Unsatisfied Claims and related expenses withheld or deposited into escrow by SWI in accordance with
Section 10.2; (Y) is the Closing Market Value; and (Z) is the Participation Percentage; provided, however, that in no event shall the aggregate Closing Market Value of the Shares of SWI Common Stock payable to Participating Holders as Contingent Merger Consideration exceed the aggregate Closing Market Value of the Initial Merger Consideration. In the event that the amount of Contingent Merger Consideration initially calculated in accordance with this Section 1.6(a)(x) would cause the aggregate Closing Market Value of the shares of SWI Common Stock payable as Contingent Merger Consideration to exceed the aggregate Closing Market Value of the Initial Merger Consideration, the number of shares of SWI Common Stock otherwise issuable as Contingent Merger Consideration shall be reduced to the maximum number which would not cause the aggregate Closing Market Value of the Contingent Merger Consideration to exceed that of the Initial Merger Consideration.

                  (xi) "Additional Contingent Shares" means the number of shares of SWI Common Stock equal to the (X) Additional Contingent Share Value divided by (Y) the Additional Contingent Share Market Value.

            As used in this Section 1.6(a)(xi), the Additional Contingent Share Value ("ACSV") shall be determined according to the following formula:

            ACSV = .50 x (T(L) - S(I) x (V(F) - Closing Market Value))

      where:

      T(L) = the aggregate amount of the "Individual Tax Liability", if any, of all Participating Holders who furnish their tax returns to SWI's independent auditors in accordance with Section 1.11; as used herein, the "Individual Tax Liability" of each Participating Holder who furnishes his/her tax return to SWI in accordance with
              Section 1.11 is the amount, as reasonably estimated by SWI's independent auditors based on the tax returns provided by such Participating Holder, by which such Participating Holder's federal and state income tax liability for 2002 would have increased if the amount of imputed interest received by such Participating Holder as a result of the distribution of the Contingent Merger Consideration had been included in such Participating Holder's income for 2002.

      S(I) = the number of shares comprising the Contingent Merger Consideration; and

      V(F) = the greater of (i) the closing price of SWI Common Stock as reported by the New York Stock Exchange for the day that the Contingent Merger Consideration, if any, is distributed to the Participating Holders and (ii) the Closing Market Value.

      provided, that in no event shall ACSV be greater than $500,000 or less than zero.

            As used in this Section 1.6(a)(xi), the Additional Contingent Share Market Value shall be the average of the closing prices of SWI Common Stock as reported by the New York Stock Exchange for the ten (10) trading days ending on the third trading day prior to the day that the Additional Contingent Shares, if any, are distributed to the Participating Holders.

                  (xii) "Escrow Agreement" means the Escrow Agreement among SWI, PTI, the Shareholders' Representative (as defined in Section 8.5) and The Chase Manhattan Bank, as escrow agent (the "Escrow Agent") in the form attached hereto as Exhibit A.

            (b) At the Effective Time, by virtue of the Merger and without any action on the part of SWI or PTI:

                  (i) All shares of PTI Stock shall no longer be outstanding, shall automatically be canceled and retired, and shall cease to exist;

                  (ii) All outstanding shares of SWAC shall automatically be converted into the same number of shares of Class A Common Stock of the Surviving Corporation;

                  (iii) The Participating Shares shall be converted into and become the right (V) to receive the Delivered Shares, (W) to receive the Initial Escrow Shares, to the extent that they become payable to the Participating Holders pursuant to the Escrow Agreement, (X) to receive the Contingent Merger Consideration, to the extent that it becomes payable to the Participating Holders pursuant to Section 1.10 of this Agreement, (Y) to receive the Additional Contingent Shares, to the extent that they become payable to the Participating Holders pursuant to Section 1.11 of this Agreement (collectively, the "Merger Consideration"), (Z) to receive the Transasia Consideration, to the extent that it becomes payable to the Participating Holders pursuant to Section
1.13 of this Agreement; and the Participating Holders shall have the right to the benefits of and to enforce the covenants and indemnification obligations of SWI, SW and SWAC under this Agreement;

                  (iv) All SWI Common Stock constituting the Initial Merger Consideration shall be deemed to have been issued as of the Effective Time;

                  (v) All shares of PTI Stock held at the Effective Time by PTI as treasury stock or by a subsidiary of PTI shall be canceled and no payment shall be made with respect thereto; and

                  (vi) Holders of Dissenting Shares shall cease to have any shareholder rights with respect to their Dissenting Shares except the right to be paid the fair value of their Dissenting Shares and any other rights under
Section 623 of the NYBCL.

      1.7 Exchange of Certificates.

            (a) SWI shall authorize one or more persons who are reasonably acceptable to PTI to act as Exchange Agent hereunder (the "Exchange Agent"). At the Effective Time, SWI or SWAC shall deposit with the Exchange Agent certificates representing the Delivered Shares, registered in the names of the Participating Holders and allocated among such holders in accordance with their respective Proportionate Interests, together with any cash that will be paid in lieu of fractional shares pursuant to Section 1.12. At the Effective Time, SWI or SWAC shall deposit with the Escrow Agent a certificate representing the Initial Escrow Shares registered in the name of the Escrow Agent for the benefit of the Participating Holders. At the Effective Time, SWI or SWAC shall deposit with a person designated by PTI a certificate representing the Fund Shares registered in the name of such person for the benefit of the Participating Holders.

            (b) As soon as practicable after the Effective Time, SWI shall cause the Exchange Agent to mail to each Participating Holder instructions for surrendering his or her certificates representing PTI Stock in exchange for a certificate representing SWI Common Stock. Upon surrender by a Participating Holder of one or more PTI Stock certificates representing all Participating Shares held by such holder to the Exchange Agent (or to such other agent or agents as may be appointed by SWI), such holder will be entitled to receive a certificate representing the number of whole shares of SWI Common Stock equal to the number of Delivered Shares multiplied by such holder's Proportionate Interest together with payment of cash in lieu of any fractional share.

Until surrendered as contemplated by this Section, each certificate representing PTI Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such certificate pursuant to the provisions of this Section 1.7(b), certain dividends or other distributions in accordance with Section 1.7(c), and cash in lieu of any fractional share of SWI Common Stock in accordance with Section 1.12. No interest shall be paid or will accrue on any cash payable to Participating Holders pursuant to the provisions of this Section 1.7.

            (c) All dividends or other distributions with a record date after the Effective Time payable with respect to Delivered Shares represented by certificates held by the Exchange Agent as of the payment date of such dividend or distribution shall be paid to the Exchange Agent for the benefit of the Participating Holder entitled to such Delivered Shares. Following the surrender of any certificate representing PTI Stock to the Exchange Agent, the Exchange Agent shall pay the amount of any such dividends or distributions to the holder of the Participating Shares when the certificate representing the Delivered Shares is delivered to such holder pursuant to Section 1.7(b).

            (d) If any certificate representing PTI Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable and customary amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the applicable Delivered Shares and, if applicable, any unpaid dividends and distributions deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Section 1.7.

      1.8 Dissenting Shares.

            (a) Dissenting Shares shall not be converted into the right to receive the Merger Consideration pursuant to Section 1.6(b)(iii) except to the extent that such Dissenting Shares become Participating Shares after the Effective Time, in which case such Dissenting Shares shall be treated in the same manner that they would have had they been Participating Shares as of the Effective Time. From and after the Effective Time, each holder of Dissenting Shares shall have only the right to be paid the fair value of their Dissenting Shares and any other rights under Section 623 of the NYBCL.

            (b) PTI shall (i) give SWI prompt notice of any written demands under Section 910 of the NYBCL with respect to any shares of capital stock of PTI, any withdrawal of any such demands and any other instruments served pursuant to the NYBCL and received by PTI and (ii) permit SWI to participate in all negotiations and proceedings with respect to any Dissenting Shares. PTI shall cooperate with SWI concerning, and shall not, except with the prior written consent of SWI, voluntarily make any payments with respect to, or offer to settle or settle, any such demands.

            (c) Following the Merger, the Surviving Corporation shall, and SWI shall cause the Surviving Corporation to, comply with the NYBCL to satisfy the obligations of SWAC and PTI with respect to the Dissenting Shares.

            (d) If, following the Effective Time, any Dissenting Shares become Participating Shares, the Participating Percentage, Initial Merger Consideration, Delivered Shares and Contingent Merger Consideration shall be adjusted proportionately and SWI shall (i) deposit with the Exchange Agent certificates representing the additional SWI Common Stock constituting the Delivered Shares payable to such new Participating Holder(s), along with (X) any dividends or other distributions payable following the Effective Time with respect to such shares and (Y) any cash payable in lieu of fractional shares in accordance with Section 1.12. As soon as practicable thereafter, SWI shall cause the Exchange Agent to mail to the new Participating Holders certificates representing the Delivered Shares to which the new Participating Holder(s) are entitled (registered in the names of such new Participating Holder(s) and allocated among them in accordance with their respective Proportionate Interests) together with any dividends or distributions payable following the Effective Time with respect to such Delivered Shares and any additional cash necessary to pay any amounts due in lieu of fractional shares. In addition, SWI shall deliver to the Escrow Agent an amended and restated Schedule 1 to the Escrow Agreement setting forth the Proportionate Interests of the Participating Holders as adjusted to reflect the participation of the new Participating Holder(s).

      1.9 Transfer of Surviving Corporation Shares by SWI to SW. Promptly following the Effective Time, SWI shall transfer to SW all of the shares of the Surviving Corporation held by SWI.

      1.10 Contingent Merger Consideration.

            (a) The Participating Holders shall be entitled to all of the Contingent Merger Consideration if the Final Earnings Report, as defined below, shows that the Final Cumulative Net Earnings for the Contingent Period (as defined in Section 1.10(b)) is equal to or greater than $11,327,000 (the "Full Payment Milestone"). If the Final Earnings Report shows that the Final Cumulative Net Earnings for the Contingent Period is less than the Full Payment Milestone but more than $3,960,000 (the "Minimum Payment Milestone"), then the Participating Holders shall be entitled to a portion of the Contingent Merger Consideration equal to the full Contingent Merger Consideration multiplied by a fraction, the numerator of which shall be equal to the Final Cumulative Net Earnings less the Minimum Payment Milestone and the denominator of which shall be equal to $7,367,000 (the Full Payment Milestone less the Minimum Payment Milestone). If the Final Earnings Report shows that the Final Cumulative Net Earnings for the Contingent Period is less than the Minimum Payment Milestone, then the Participating Holders will not be entitled to any portion of the Contingent Merger Consideration.

            (b) As promptly as possible following the end of each of the calendar years (each, an "Audit Period") during the period from January 1, 1998 to December 31, 2002 (the "Contingent Period"), SWI shall cause an audit to be conducted of the books and records of the Surviving Corporation as of the end of such Audit Period and shall cause an income statement to be prepared for such Audit Period in accordance with generally accepted accounting principles consistently applied (the "Income Statements"). Promptly following the end of each Audit Period, SWI's internal auditors under the supervision of SWI's independent accountants (collectively, the "Auditors") shall determine and report the net earnings of the Surviving Corporation for the Audit Period and the cumulative net earnings of the Surviving Corporation from January 1, 1998 through the end of the most recently completed Audit Period (an "Earnings Report") based on the Income Statements and reflecting any adjustments required by Section 1.10(f) below. With respect to all Audit Periods other than the Audit Period ending December 31, 2002, SWI and the Shareholders' Representative shall have ninety (90) days after receipt of the Earnings Report and the accompanying Income Statement for such Audit Period to assert any disagreements with any items contained therein by giving written notice to the other. If such notice is not given within such period, the amounts reflected in the Earnings Report shall be final and binding on all parties except that any impact on a subsequent Audit Period can be disputed in connection with the Earnings Report for such subsequent Audit Period (but only to the extent of the impact on such subsequent Audit Period). SWI and the Shareholders' Representative shall cooperate in good faith to resolve any disputes as promptly as possible and the Earnings Report for the applicable Audit Period shall be amended accordingly.

            (c) SWI shall cause the Income Statement and Earnings Report for the Audit Period ending December 31, 2002 to be delivered to the Shareholders' Representative by February 28, 2003, and SWI and the Shareholders' Representative shall have until 5:00 p.m. EST on March 15, 2003 to assert any disagreements with any item in such Earnings Report and the accompanying Income Statement by giving written notice to the other. If no disputes are properly asserted with respect to such Earnings Report and there are no unresolved disputes with respect to any prior Earnings Report, such Earnings Report shall be the "Final Earnings Report" and the cumulative net earnings reported therein shall be the "Final Cumulative Net Earnings".

            (d) If the parties are unable to resolve any properly asserted dispute (whether relating to the Audit Period ending December 31, 2002 or any prior Audit Period) by March 31, 2003, an independent accounting firm of national reputation (with no material relationship to SWI or the Shareholders' Representative) shall be chosen by mutual agreement of SWI and the Shareholders' Representative to resolve such disputes; provided however, that if SWI and the Shareholders' Representative cannot agree on such a firm by April 5,

2003, SWI shall select such a firm and the Shareholders' Representative shall select such a firm, such selections to be made within 2 business days thereafter, and such firms shall, within 10 days after the selection of the last of such firms, mutually select another such firm which shall be retained to resolve such disputes; and provided further, that, if either SWI on the one hand, or the Shareholders' Representative on the other hand, shall fail to timely select a qualified firm, the firm selected by the other party shall be retained to resolve such disputes (the firm ultimately selected to resolve any such disputes is hereinafter referred to as the "Firm"). The Firm shall review and resolve, in a manner consistent with Section 1.10(f) of this Agreement, the disputed items and deliver a report of its conclusions to each of SWI and the Shareholders' Representative on or before May 1, 2003, which report shall be final and binding on all parties. If the report of the Firm indicates that a correction should be made to the previously delivered Final Earnings Report, such correction shall be made, and such Final Earnings Report, as corrected, shall be the Final Earnings Report and the cumulative net earnings reported therein shall be the Final Cumulative Net Earnings. SWI and the Shareholders' Representative may at any time, whether or not a Firm has been retained, resolve any disputes and agree on the content of the Final Earnings Report and Final Cumulative Net Earnings. The fees of the Firm in connection with this review and resolution of the disputes shall be paid by SWI; however, one-half of such costs shall be deducted from the Contingent Merger Consideration to which the Participating Holders would otherwise be entitled.

            (e) During the period from the Closing until the determination of the Final Cumulative Net Earnings, SWI and the Surviving Corporation shall give the Auditors and the Firm such assistance and access to the assets and books and records of the Surviving Corporation as the Auditors or Firm shall reasonably request in order to enable the Auditors to prepare the Income Statements and the Earnings Reports and to enable the Firm to resolve any disputes relating thereto. During the period from the Closing until the determination of the Final Cumulative Net Earnings, SWI and the Surviving Corporation shall, during regular business and upon reasonable notice, give the Shareholders' Representative and his or her representatives such assistance and access to the assets and books and records of the Surviving Corporation as the Shareholders' Representative or his or her representative shall reasonably request.

            (f) For purposes of determining net earnings and cumulative net earnings and reporting them in the Earnings Reports, the Earnings Reports shall start with income net of all other expenses but before deducting tax expenses as reported in the applicable Income Statement, subject to adjustment by the Auditors or the Firm as appropriate ("Base Earnings"), which shall be:

                  (i) Increased by the amount of any costs or expenses included in Base Earnings which were incurred by the Surviving Corporation for which SWI actually received indemnification pursuant to this Agreement,

                  (ii) Increased by the amount of all costs and expenses included in Base Earnings which were incurred by PTI and the Surviving Corporation in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any amortization of goodwill by the Surviving Corporation resulting from the transactions contemplated hereby, any expenses incurred by the Surviving Corporation associated with imputed interest related to the Contingent Merger Consideration and all legal and accounting fees and disbursements in an aggregate amount not to exceed $400,000;

                  (iii) Increased by any loss or increase in costs and expenses or decreased by any gain or any decrease in costs or expenses resulting from the sale of real properties owned by PTI at the Effective Time and located at 1473 and 1482 Erie Boulevard, Schenectady, New York, including for determining costs, without limitation, any legal and accounting fees and disbursements and any other expenses associated with the sale of such properties, any loss on the sale of such properties and the amount, if any, by which the rent paid to lease such properties from the new owners or to utilize alternative properties exceeds the depreciation that would have been recognized if such properties had not been sold;

                  (iv) Increased by any costs and expenses (including, without limitation, any additional funding requirements, interest incurred with respect to such funding requirements, and legal and accounting fees and disbursements) included in the Base Earnings incurred by PTI or the Surviving Corporation solely as a result of the termination of any qualified pension or profit sharing plan of PTI, including the PTI Employee Stock Ownership Plan, and the termination of any PTI stock option plan (other than amounts paid directly to option holders in connection with the termination of such plans or options) and the liquidation and dissolution of Power Technologies International, Inc.;

                  (v) To the extent not otherwise accounted for by generally accepted accounting principles, increased by any costs, expenses or losses which are reimbursed by insurance or for which reserves were established prior to the commencement of the Contingent Period;

                  (vi) Increased by any amount by which (X) amounts paid to holders of Dissenting Shares together with any costs to fund expenses associated with the satisfaction of PTI's or the Surviving Corporation's obligations under the NYBCL with respect thereto, including without limitation all legal and accounting fees and disbursements exceed (Y) the value of the Delivered Shares (based on the Closing Market Value) which such Dissenting Holders would have received if such Dissenting Holders were Participating Holders; provided, however, that no such adjustment shall be made unless the amounts paid to Dissenting Holders are reflected as an expense in the applicable Income Statement(s) for the fiscal year(s) in which they were incurred;

                  (vii) Increased by any costs and expenses incurred by the Surviving Corporation in connection with any environmental remediation; provided, that no such adjustment shall be made for any costs and expenses incurred in connection with environmental compliance in the ordinary course of business as conducted by PTI prior to the Closing Date; and

                  (viii) Increased or decreased, as appropriate, to the extent necessary during any Audit Period to adjust for changes in Base Earnings which directly result from changes in generally accepted accounting principles during any such Audit Period as compared to generally accepted accounting principles as in effect as of the Effective Time.

      In addition to the foregoing, the Base Earnings shall be adjusted at the end of each Audit Period to mitigate any other effect of increases or decreases in "operating expenses" and "interest expense and other income" resulting from the Surviving Corporation operating as a subsidiary of SWI or SW as compared to "operating expenses" and "interest expense and other income" that would have been incurred by the Surviving Corporation if operated on a stand-alone basis, or resulting from changes to the business of the Surviving Corporation imposed by SWI or SW that were not contemplated when the projections included in tab 15 in the Offering Binder furnished by PTI to SW (the "PTI Projections") were prepared, and which would not otherwise have been incurred by PTI, or which are not offset by incremental revenues resulting from such changes. SWI and the Shareholders' Representative shall cooperate in good faith to determine the amount of such adjustments. A true, accurate and complete copy of the PTI Projections is set forth in Section 1.10 of the PTI Disclosure Schedule.

            (g) As soon as practicable following the determination of the Final Cumulative Net Earnings pursuant to Section 1.10(c) or (d) above, as the case may be, SWI shall deposit with the Exchange Agent certificates for SWI Common Stock representing the Contingent Merger Consideration, registered in the names of the Participating Holders and allocated among such holders in accordance with their respective Proportionate Interests, together with any cash that will be paid in lieu of fractional shares in accordance with Section 1.12. All shares of SWI Common Stock issuable as Contingent Merger Consideration which constitute imputed interest payments pursuant to Section 483 of the Internal Revenue Code, as amended, shall be identified as interest payments by SWI and deposited with the Exchange Agent as separate share certificates of shares of SWI Common Stock (rounded up to the nearest whole share) registered in the names of the Participating Holders and allocated among such holders in accordance with their respective Proportionate Interests. Promptly thereafter, but in any event prior to the fifth anniversary of the Closing Date, SWI shall cause the Exchange Agent to mail to the Participating Holders certificates representing the portion of the Contingent Merger Consideration to which the Participating Holders are entitled (registered in the names of the Participating Holders and allocated among them in accordance with their respective Proportionate Interests) together with any additional cash necessary to pay any amounts due in lieu of fractional shares.

            (h) In the case of: (i) any transaction which constitutes a reorganization within the meaning of Section 368(a)(1)(F) of the Code or (ii) a recapitalization, reclassification or change of outstanding shares of SWI Common Stock (other than (X) a change in par value, or from par value to no par value or (Y) a stock split, reverse stock split, stock dividend or stock combination resulting in an adjustment to the Closing Market Value pursuant to Section 1.6(a)(ii)) which results in the shares of SWI Common Stock outstanding immediately prior to such event being converted into or exchanged for one or more different classes or kinds of voting stock of SWI (each, a "Reclassification Event"), each Participating Holder shall thereafter have the right to receive at the time the Contingent Merger Consideration would otherwise be paid, and SWI shall deliver to each Participating Holder, the kind and amount of voting stock which would have been issued to such Participating Holder if the Contingent Merger Consideration to which such Participating Holder is eventually determined to be entitled, if any, had been issued immediately prior to such Reclassification Event. As evidence of the kind and amount of voting stock which shall be issuable as Contingent Merger Consideration after any Recapitalization Event, SWI shall maintain in its records at its principal office a certificate of any firm of independent public accountants (who may be the regular auditors retained by SWI) identifying the Recapitalization Event and the computation used to determine the amount of stock or other securities issuable as Contingent Merger Consideration. The provisions of this paragraph (h) shall similarly apply to subsequent Reclassification Events.

            (i) In the case of: (i) a merger, consolidation or combination of SWI with or into any other entity (other than a merger, consolidation or combination of SWI with or into any other entity (X) in which SWI is the surviving entity and SWI remains a publicly-traded company or (Y) which would constitute a Reclassification Event) which would result in the shares of SWI Common Stock outstanding immediately prior to such merger, consolidation or combination being converted into or exchanged for capital stock or other securities (other than voting stock of SWI), cash or other property; (ii) the sale or disposition by SWI of all or substantially all of its assets; (iii) a complete liquidation of SWI (each, an "Acceleration Event") or (iv) any other transaction or event (other than a Reclassification Event) the consummation of which would preclude the issuance of SWI Common Stock (or other voting stock of SWI) as the Contingent Merger Consideration, the rights of the Participating Holders to receive the Contingent Merger Consideration in accordance with
Section 1.10(g) shall be accelerated so that the Contingent Merger Consideration shall be payable immediately prior to the record date for the vote of stockholders of SWI required to authorize such Acceleration Event; provided, that, for purposes of determining in accordance with Section 1.10(a) the amount of the Contingent Merger Consideration payable upon the occurrence of an Acceleration Event: (i) "Contingent Period" shall mean the period from January 1, 1998 through the end of the most recently completed Audit Period; (ii) "Final Cumulative Net Earnings" shall mean the cumulative net earnings of the Surviving Corporation set forth in the Earnings Report for the most recently completed Audit Period; and (iii) the terms "Minimum Payment Milestone" and "Full Payment Milestone" shall have the respective meanings set forth in the following table for each applicable Audit Period set forth in such table:

    Audit Period
(Calendar Year Ended
    December 31,)           Full Payment Milestone     Minimum Payment Milestone
    -------------           ----------------------     -------------------------
           1998                        $ 1,328,000                    $  792,000

           1999                        $ 3,091,000                    $1,584,000

           2000                        $ 5,342,000                    $2,376,000

           2001                        $ 8,068,000                    $3,168,000

           2002                        $11,327,000                    $3,960,000

Any disputes arising in connection with the calculation of the final Cumulative Net Earnings for purposes of this Section 1.10(i) shall be resolved as soon as practicable in the manner described in Section 1.10(d).

            (j) If any event of the nature described in paragraph (h) or (i) above occurs which is not covered by Sections 1.6(a)(ii) or 1.10(h) or (i) and which impairs the rights of the Participating Holders to receive the Contingent Merger Consideration or reduces the economic value of the Contingent Merger Consideration, SWI shall make an equitable adjustment in the application of such provisions, in accordance with the intent and principles of such provisions, so as to protect the rights of the Participating Holders to receive the Contingent Merger Consideration and to preserve the economic value of the Contingent Merger Consideration.

            (k) The rights of the Participating Holders to receive the Contingent Merger Consideration, if any, payable in accordance with this Section
1.10 and Additional Contingent Shares, if any, payable in accordance with
Section 1.12: (i) shall be personal to each such Participating Holder; (ii) shall not be transferable, whether by sale, assignment, pledge or other transfer, except by operation of law or by the laws of descent and distribution, by any such Participating Holder or any person claiming under them and any such purported assignment or transfer, if made, shall be void and of no effect; (iii) shall not constitute or represent any equity or ownership interest in the Surviving Corporation, SW or SWI and (iv) shall not entitle the holder of such rights to any voting or dividend rights or any other rights common to shareholders.

      1.11 Additional Contingent Shares. SWI shall pay to the Participating Holders who comply with the provisions of this Section 1.11, as part of the Merger Consideration, the Additional Contingent Shares, if any, payable in accordance with this Section. Each Participating Holder who provides to SWI's independent auditors by August 30, 2003 a copy of his or her federal and applicable state tax returns for 2002 as actually filed shall be entitled to receive a portion of the Additional Contingent Shares, if any, as provided in this Section. On February 1, 2003, SWI shall mail by priority mail to each Participating Holder at his or her last known address, a statement setting forth the name of its independent auditors and the address to which copies of the Participating Holders' 2002 tax returns are to be sent. As soon as practicable following the determination of the number of Additional Contingent Shares, if any, payable pursuant to Section 1.6(a)(xi), SWI shall deposit with the Exchange Agent certificates for SWI Common Stock representing the Additional Contingent Shares registered in the names of the Participating Holders who have provided to SWI's independent auditors copies of their actual tax returns for 2002 and allocated among such holders pro rata in the proportion that their respective Individual Tax Liability bears to TL, together with any cash that will be paid in lieu of fractional shares in accordance with Section 1.12. Promptly thereafter, SWI shall cause the Exchange Agent to mail to each Participating Holder, a certificate representing the portion of the Additional Contingent Shares to which such Participating Holder is entitled together with any additional cash necessary to pay any amounts due in lieu of any fractional share.

      1.12 Fractional Shares. No certificates representing fractional shares of SWI Common Stock shall be delivered to the Exchange Agent or Escrow Agent. No fractional interest shall entitle any Participating Holder to vote or to any rights as a security holder. In lieu of fractional shares, SWI or SWAC shall deposit with the Exchange Agent or Escrow Agent, as applicable, and each Participating Holder who would otherwise have been entitled to a fractional share of SWI Common Stock will be entitled to receive, at the time when the whole number of shares of SWI Common Stock to which he or she is entitled are delivered to him or her, an amount in cash (without interest) in lieu thereof determined by multiplying the fractional interest by the Closing Market Value or, in the case of the Additional Contingent Shares, by the Additional Contingent Share Market Value. SWI shall not be liable to any holder of shares of PTI Stock for any cash in lieu of fractional interests delivered to a public official pursuant to applicable escheat or abandoned property laws.

      1.13 Transasia Consideration. SWI shall pay to the Participating Holders on the date on which the certificates representing the Contingent Merger Consideration are delivered to the Exchange Agent pursuant to Section 1.10(g) (the "Contingent Payment Date") additional consideration (the "Transasia Consideration") in an amount equal to the amount, if any, of the "Transasia Payments" or any proceeds resulting from (i) the sale (which, if made, must be made on a non-recourse basis only) of or (ii) other modification to the Surviving Corporation's right to receive such payments (in each case, net of the amount of any federal or state income tax, or excise tax based on income, and any expenses incurred in collecting or administering such payments or proceeds), which are received by PTI or the Surviving Corporation between January 1, 1998 and the date on which the Contingent Merger Consideration is determined in accordance with
Section 1.10. In no event shall the Transasia Consideration exceed (a) twenty percent (20%) of the sum of (i) the Delivered Shares multiplied by the lesser of the Closing Market Value or the closing price of the SWI Common Stock as reported by the New York Stock Exchange (the "Market Price") on the Effective Date, (ii) the Initial Escrow Shares which are eventually distributed to the Participating Holders pursuant to the Escrow Agreement multiplied by the lesser of the Closing Market Value, the Market Price on the Effective Date or the Market Price on the date such Initial Escrow Shares are delivered, (iii) the shares of SWI Common Stock delivered to the Participating Holders as Contingent Merger Consideration multiplied by the lesser of the Closing Market Price, the Market Price on the Effective Date or the Market Price on the third trading day prior to the Contingent Payment Date, and (iv) the amount of any cash paid in lieu of fractional shares, minus (b) the amount of any cash and the value of any consideration other than SWI Common Stock paid to the Participating Holders in connection with the transaction including, without limitation, any cash payments by SWI to satisfy its indemnification obligations under Section 10.3. As used herein, the term "Transasia Payments" shall mean all amounts paid to PTI as "development fees" or on account of PTI's "carried interest" (as such terms are defined in Section 5.0 of the Transasia Transmission Cooperation Agreement dated August 4, 1997 described below) in connection with the project (or any successor to the project resulting from the restructuring or modification of such project) contemplated by the Agreement of Understanding, dated March 5, 1997, among PTI, Irkutskenergo and the ABB Development Team (as supplemented by an Appendix dated July 14, 1997), the PTI Compensation and Support Agreement, dated May 29, 1997, among PTI, Asea Brown Boveri Ltd., ABB Power Systems AB, and Asea Brown Boveri Inc., and the Transmission Cooperation Agreement, dated August 4, 1997, among PTI, Asea Brown Boveri Inc., Manitoba Hydroelectric Board and Walsh Automation Inc. On the Contingent Payment Date, SWI shall deposit cash in the amount of the Transasia Consideration with the Exchange Agent and shall cause the Exchange Agent to distribute the Transasia Consideration pro rata to the Participating Holders in accordance with their respective Proportionate Interests.

                SECTION 2 - REPRESENTATIONS AND WARRANTIES OF PTI

      Except as set forth on the disclosure schedule delivered to SWI and SW on the date hereof (as amended or supplemented as of the Closing Date in accordance with this Section 2, the "PTI Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, PTI represents and warrants to SWI as set forth below. For purposes of this Section 2, the phrase "to the knowledge of PTI" or similar expression means the actual conscious knowledge of one or more of the following:
Steven J. Balser, Dale Hedman, Lionel O. Barthold, Ian S. Grant, Gordon Hirschman, Lawrence Curran and Katherine Rose. Except for those representations and warranties which speak as of a specific date (which shall continue to be true and correct as of the date made on the Closing Date), all of the representations and warranties of PTI set forth below shall be true and correct as of the Closing Date with the same force and effect as though made on and as of the Closing Date. On or before the Closing Date, PTI shall deliver to SWI and SW an updated PTI Disclosure Schedule reflecting any changes or additions required to be made to cause PTI's representations and warranties to be true and correct on and as of the Closing Date (the "Updated PTI Disclosure Schedule"). To the extent that the Updated PTI Disclosure Schedule reflects any event, fact, circumstance or condition (i) which was in existence on or as of the date hereof or which arose subsequent to the date hereof and (ii) which was not reflected on the PTI Disclosure Schedule delivered on the date hereof and (iii) which represents a material adverse change in the business or financial condition of PTI, then such event, fact, circumstance or condition shall constitute a failure by PTI to satisfy the conditions set forth in Section 7.1 and shall constitute a basis for termination of this Agreement by SWI in accordance with Section 9.1(i) hereof.

      2.1 Organization and Qualification. Each of PTI and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation and has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. Each of PTI and its Subsidiaries is qualified or is otherwise authorized to transact business as a foreign corporation in each jurisdiction (in the United States and outside of the United States) in which such qualification or authorization is required by law, all of which jurisdictions are identified in
Section 2.1 of the PTI Disclosure Schedule, except where the failure to be so qualified or authorized to transact business would not have a material adverse effect upon the business or financial condition of PTI, its Subsidiaries and PTI Affiliates, taken as a whole (a "Material Adverse Effect"). As used in this Agreement, "Subsidiary" means any corporation or other legal entity of which PTI owns, directly or indirectly, 50% or more of the stock or other equity interest entitled to vote for the election of directors or comparable controlling body.

      2.2 Capitalization.

            2.2.1 Outstanding Capital Stock. PTI's authorized capital stock consists of 1,500,000 shares of Class A Common Stock, $.10 par value per share, of which 257,330.07 shares are issued and outstanding on the date hereof, 500,000 shares of Class B Common Stock, $.10 par value per share, of which 35,638.41 shares are outstanding on the date hereof and 500,000 shares of Class C Common Stock, $.10 par value per share, of which 22,100 shares are outstanding on the date hereof (collectively, the "Shares"). Section 2.2 of the PTI Disclosure Schedule sets forth the name of each shareholder of PTI as of the date hereof and the number and class of Shares held by each such shareholder. The Shares are duly authorized, validly issued, fully paid, and nonassessable (except as provided in Section 630 of the NYBCL) and have been issued in compliance with all charter documents of PTI and all applicable federal and state laws. Except as set forth in this Section 2.2.1, no other capital stock of PTI is authorized, issued or outstanding.

            2.2.2 Options or Other Rights. Except as contemplated by this Agreement, (i) no subscription, warrant, option, preemptive right, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock or other security of PTI is authorized or outstanding,
(ii) there is no commitment or offer by PTI to issue or provide any such subscription, warrant, option, preemptive right, convertible security or other right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of PTI, (iii) PTI has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, (iv) there are no restrictions on the transfer of PTI's capital stock other than those arising from securities laws, and (v) there are no voting trusts, proxies or other agreements, instruments or understandings with respect to outstanding shares of PTI's capital stock to which PTI is a party.

      2.3 Authority to Execute and Perform Agreements. PTI has the requisite corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument required to be executed and delivered by PTI pursuant to this Agreement to which it is a party ("PTI Closing Documents"), to consummate the transactions contemplated hereby and thereby and to perform fully its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each of the PTI Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of PTI. This Agreement and each PTI Closing Document executed and delivered pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of PTI, as the case may be, enforceable in accordance with their terms except as such enforceability may be limited by the application of general principles of equity or by the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights.

      2.4 Subsidiaries and Other Affiliates. Except as set forth in Section 2.4 of the PTI Disclosure Schedule, PTI does not have any Subsidiary or directly or indirectly own or have any investment in any of the capital stock of, or any other interest in, and is not a party to a partnership or joint venture with, any other person or entity (such persons or entities, together with any Subsidiaries, are hereinafter collectively referred to as "PTI Affiliates"). All issued and outstanding shares of each Subsidiary are owned directly by PTI free and clear of any charges, liens, encumbrances, security interests or adverse claims.

      2.5 Charter and By-laws; Books and Records. PTI has heretofore delivered or made available to SWI true and complete copies of the charter (certified by the Secretary of State or comparable authority of its jurisdiction of incorporation) and By-laws as in effect on the date hereof, and corporate minute books of PTI and P.T.I. Asia SDN BHD ("PTI Asia"). Neither PTI nor PTI Asia is in default in the performance, observation or fulfillment of either its charter or By-laws. The minute books of PTI and PTI Asia contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and of the shareholders of PTI and PTI Asia prior to the date hereof, and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings. The stock books of PTI and PTI Asia are true, complete and correct.

      2.6 Financial Statements. PTI has previously delivered to SW the reviewed financial statements of PTI at and for the fiscal year ended December 31, 1996 (the "Reviewed Financial Statements"). PTI has also previously delivered to SW the unaudited balance sheet of PTI and related statements of income and cash flow at and for the 11-month period ended November 30, 1997 (the "Current Financial Statements"). Prior to the Closing, PTI will deliver to SW (i) audited financial statements of PTI at and for the fiscal year ended December 31, 1997 (the "Audited Financial Statements") and (ii) the unaudited balance sheet of PTI and related statements of income and cash flow at and for the period ended on a date not more than 45 days prior to the Closing Date (collectively with the Audited Financial Statements, the "Updated Financial Statements"). All of the foregoing are referred to collectively as the "PTI Financial Statements". The PTI Financial Statements are (or, in the case of the Updated Financial Statements will be) correct and complete in all material respects (except for the Current Financial Statements), and have been (or, in the case of the Updated Financial Statements will be) prepared from and in accordance with the books and records of PTI, present (or will present) fairly, in all material respects, the financial position and results of operation of PTI as of the date and for the period indicated and, in the case of the Current Financial Statements and Updated Financial Statements, are or will be, as applicable, certified as to conformance with the foregoing by PTI's chief financial officer. The Updated Financial Statements will be prepared in accordance with generally accepted accounting principles applied consistently with past practices and will be so certified by PTI's chief financial officer.

      2.7 Receivables. Except to the extent that reserves have been established and specifically identified in the Audited Financial Statements, all of the accounts receivable shown on the Audited Financial Statements are collectable and will be collected in the ordinary course of business.

      2.8 Absence of Undisclosed Liabilities. As at December 31, 1996, PTI had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the December 31, 1996 balance sheet included in the Reviewed Financial Statements that were not adequately reflected or reserved against on such balance sheet. PTI has no such liabilities, except as and to the extent (i) adequately reflected or reserved against in the December 31, 1996 balance sheet included in the Reviewed Financial Statements, (ii) adequately reflected or reserved against in the balance sheet included in the Current Financial Statements, (iii) when delivered, adequately reflected or reserved against in the balance sheets included in the Updated Financial Statements, or (iv) incurred subsequent to the dates of such balance sheets in the ordinary course of business and not material in amount, either individually or in the aggregate.

      2.9 No Material Adverse Change. Since November 30, 1997, there has not been:

            (a) any material adverse change in the assets, liabilities, condition (financial or otherwise), results of operation, business or, to the knowledge of PTI, the prospects of PTI, any Subsidiary or PTI Asia or any occurrence or circumstance which reasonably could be expected to result in such a material adverse change, except for such changes arising as a result of circumstances affecting generally companies operating in PTI's industry;

            (b) any material change in the method of operating the business of PTI, any Subsidiary or PTI Asia, in the manner of keeping the books, accounts or records of PTI, any Subsidiary or PTI Asia, or in any accounting method or practice of PTI, any Subsidiary or PTI Asia;

            (c) any sale, lease, mortgage, pledge, encumbrance, abandonment or disposition of, or agreement to sell, lease, mortgage, pledge, encumber, abandon or dispose of, any assets or properties of PTI, any Subsidiary or PTI Asia, other than non-material assets or property disposed of in the usual and ordinary course of business;

            (d) any material transaction, commitment, contract or agreement entered into by PTI, any Subsidiary or PTI Asia, or any relinquishment or abandonment by PTI, any Subsidiary or PTI Asia of any material contract or right, or any modification, waiver, amendment, release, recision, or termination of any material term, condition or provision of any contract pertaining to PTI, any Subsidiary or PTI Asia (other than any satisfaction by performance in accordance with the terms thereof), other than in the usual and ordinary course of business;

            (e) any change in the relationships or conditions with employees, suppliers, lenders, customers or governmental agencies that could reasonably be anticipated to have a Material Adverse Effect;

            (f) any new material obligation or liability of PTI, any Subsidiary or PTI Asia for borrowed money;

            (g) any acquisition by PTI, any Subsidiary or PTI Asia (other than acquisitions of property or interests therein acquired in the ordinary course of its business) of all or any part of the assets, properties, capital stock or business of any other person or entity;

            (h) any redemption or other acquisition by PTI, any Subsidiary or PTI Asia of any of its capital stock or any declaration, setting aside or payment of any dividend or distribution of any kind with respect to shares of its capital stock;

            (i) any loan or advance by PTI, any Subsidiary or PTI Asia to any shareholder, officer, director or consultant, or any other loan or advance other than in the ordinary course of business; or

            (j) any new employment or consulting agreement entered into other than in the ordinary course of business or terms consistent with prior practices, any increase in compensation, bonus or other benefits payable or to become payable by PTI, any Subsidiary or PTI Asia to any director, officer or employee, other than regularly scheduled increases consistent with past practice in the ordinary course of business, or any new grant of severance or termination rights, or increase in rights or benefits payable under existing severance or termination policies or agreements, to any director, officer or employee of PTI, any Subsidiary or PTI Asia.

      2.10 Tax Matters.

            2.10.1 PTI is not and has not been a member of an affiliated group of corporations filing a consolidated federal income tax return other than an affiliated group consisting of PTI and its Subsidiaries. Each of PTI and each Subsidiary has paid or caused to be paid or established appropriate reserves for all federal, state, county, local, foreign and other taxes, as applicable, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, import duties, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income and all deficiencies, or other additions to such taxes and interest, fines and penalties thereon (hereinafter, "Taxes" or, individually, a "Tax") required to be paid by PTI and each Subsidiary through the date hereof whether disputed or not. The Tax reserves and the Tax provisions reflected on the balance sheet included in the Current Financial Statements are adequate to cover any and all Tax liabilities of PTI in respect of its assets, properties, business and operations for periods ended on or prior to the date of such Current Financial Statements, and the Tax reserves and Tax provisions reflected on the balance sheets included in the Updated Financial Statements will be adequate, when delivered, to cover any and all Tax liabilities of PTI in respect of its assets, properties, business and operations for periods ended on or prior to the dates of such Updated Financial Statements. There is no Tax deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith, asserted in writing or, to the best knowledge of PTI, threatened in writing to be asserted against PTI or any Subsidiary by any taxing authority.

            2.10.2 Each of PTI and each Subsidiary has in accordance with applicable law timely filed all material Tax reports or returns required to be filed by it through the date hereof except where the failure to file such reports or returns could not reasonably be expected to have a Material Adverse Effect. Each of the Tax reports and returns filed by PTI and each Subsidiary correctly and accurately reflects the amount of its Tax liability for such period and other required information. There has not been any audit or other examination of any Tax return filed by PTI or any Subsidiary and no audit or other examination of any Tax return of PTI or any Subsidiary is in progress and neither PTI nor any Subsidiary has been notified in writing by any Tax authority that any such audit or other examination is contemplated or pending. Other than extensions to September 15 with respect to the filing of federal tax returns, no extension of time with respect to any date on which a Tax return was or is to be filed by PTI is in force, and no waiver or agreement by PTI is in force for the extension of time for the assessment or payment of any Tax. No claim has been made by an authority in a jurisdiction where PTI or any Subsidiary does not file reports or returns that PTI or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no encumbrances on any of the assets of PTI or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes. Neither PTI nor any Subsidiary has any liability for the taxes of any other person under any provision of state, local or foreign law, as a transferee or successor, by contract, including any tax sharing agreement, or otherwise.

      2.11 Compliance with Laws.

            2.11.1 None of PTI, its ERISA Affiliates or the Plans, each as defined in Section 2.20, are in violation in any material respect of any order, judgment, injunction, award or decree, or any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, and each of them is in compliance in all material respects with all of the foregoing that are applicable to it, its business or its assets, except where any such violation or failure to comply could not reasonably be expected to have a Material Adverse Effect. None of PTI, its ERISA Affiliates or the Plans have received notice of, and there has not been any citation, fine or penalty imposed or asserted in writing against any of them for, any such violation or alleged violation that has not been fully resolved.

            2.11.2 Set forth in Section 2.11 of the PTI Disclosure Schedule is a correct and complete list of all of the licenses, permits, certificates, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body, that are material to the conduct of PTI's business and the uses of its assets (collectively, "Permits"). Correct and complete copies of such Permits have been delivered or made available by PTI to SWI. PTI holds all Permits necessary to operate its business as presently conducted except where failure to hold such Permits could not reasonably be expected to have a Material Adverse Effect. Such Permits are in full force and effect and the validity and effectiveness of such Permits will not be affected by the transactions contemplated hereby. No violations are or have been recorded with any governmental or regulatory body in respect of any Permit, no proceeding is pending or, to the best knowledge of PTI, threatened to revoke or limit any Permit, and PTI knows of no grounds for any such revocation or limitation.

      2.12 Consents; No Breach. All consents, permits, authorizations, filings, notices and approvals from any person or entity that are required pursuant to applicable law, or any instrument, contract or other agreement required to be disclosed by PTI pursuant to this Agreement to which PTI is a party or to which PTI, any Subsidiary or PTI Asia or any of their assets or properties is bound or subject or otherwise in connection with the execution, delivery and performance of this Agreement by PTI are set forth in Section 2.12 of the PTI Disclosure Schedule. Subject to any prior approval requirements set forth in Section 2.12 of the PTI Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(i) violate any provision of the Certificate of Incorporation or By-laws of PTI;
(ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement required to be disclosed by PTI pursuant to this Agreement to which PTI is a party or to which PTI, any Subsidiary or PTI Asia or any of their assets or properties is bound or subject; (iii) violate any statute, law or regulation of any jurisdiction or any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body applicable to or binding upon PTI, any Subsidiary or PTI Asia or their securities, properties, assets or business; (iv) violate any Permit; (v) require any filing with, notice to, or approval or consent of any foreign, federal, state, local or other governmental or regulatory body or any other person or entity; (vi) result in the creation of any encumbrance on the assets or properties of PTI; or (vii) give rise to any obligation to make any payment; in each case except where such violation, encumbrance or obligation could not reasonably be expected, alone or in the aggregate, to cause a Material Adverse Effect.

      2.13 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving PTI or any PTI Affiliate or any of their securities, assets, or properties. There are no actions, suits or claims or legal, judicial, administrative or arbitral proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of PTI, threatened against or involving PTI or any PTI Affiliate or any of their securities, assets or properties.

      2.14 Contracts and Other Agreements. Section 2.14 of the PTI Disclosure Schedule sets forth a correct and complete list all of the following contracts and other agreements to which PTI, any Subsidiary or PTI Asia is a party or by or to which it or its assets or properties are bound or subject (but not including any Agreements to which other PTI Affiliates may be a party to or bound by unless PTI, any Subsidiary or PTI Asia is also a party or bound):

            (a) contracts and other agreements with or for the benefit of any current or former officer, director, shareholder, employee, consultant, agent or other representative of PTI or any PTI Affiliate, and contracts and other agreements for the payment of fees or other consideration to any entity in which PTI or any PTI Affiliate has an interest;

            (b) contracts and other agreements with any labor union or association representing any employee of PTI or any PTI Affiliate or otherwise providing for any form of collective bargaining;

            (c) contracts and other agreements for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate PTI or any PTI Affiliate to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

            (d) contracts and other agreements for the sale of any of the assets or properties of PTI or any PTI Affiliate other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties;

            (e) partnership or joint venture agreements (excluding one-time contracts where PTI works with other vendors to provide necessary products or services to a customer);

            (f) contracts with agents or foreign representatives regarding the sales or distribution of products or services of PTI or any PTI Affiliate;

            (g) contracts or other agreements under which PTI or any PTI Affiliate agrees to act as surety or guarantor for or to indemnify any party or, except for real estate leases, to share the tax liability of any party;

            (h) contracts, options, outstanding purchase orders and other agreements for the purchase of any asset, tangible or intangible, other than for the purchase of items for customers or purchases less than $25,000 in the ordinary course of business;

            (i) contracts and other agreements having an aggregate value of not less than $250,000 that cannot by their terms be canceled by PTI or any PTI Affiliate and any successor or assignee of PTI or any PTI Affiliate without liability, premium or penalty on no less than thirty (30) days notice;

            (j) contracts and other agreements with customers, suppliers or other parties for the sharing of fees, the rebating of charges or other similar arrangements;

            (k) contracts and other agreements containing obligations or liabilities of any kind to holders of the securities of PTI or any PTI Affiliate as such (including, without limitation, an obligation to register any of such securities under any federal or state securities laws);

            (l) contracts and other agreements containing covenants of PTI or any PTI Affiliate not to compete in any line of business or with any person or entity or covenants of any other person or entity not to compete with PTI or any PTI Affiliate in any line of business, it being understood that this Section 2.14(l) shall not include confidentiality or secrecy agreements which do not incorporate any covenant not to compete;

            (m) contracts and other agreements relating to the acquisition by PTI or any PTI Affiliate of any operating business or the capital stock of any other person or entity;

            (n) contracts and other agreements requiring the payment to any party of a brokerage or sales commission or a finder's or referral fee;

            (o) contracts, indentures, mortgages, promissory notes, debentures loan agreements, guaranties, security agreements, pledge agreements, and other agreements and instruments relating to the borrowing or lending of money or securing any such liability;

            (p) any agreement or series of related agreements requiring aggregate payments by or to PTI or any PTI Affiliate of more than $25,000 on or after December 31, 1997;

            (q) contracts under which PTI or any PTI Affiliate will acquire or has acquired ownership of, or license to, intangible property, including software but excluding pre-packaged, "off-the-shelf" software; and

            (r) any other material contract or other agreement whether or not made in the ordinary course of business that has or would be reasonably expected to have a material effect on business or prospects, condition, financial or otherwise, of PTI or any PTI Affiliate, taken as a whole, or any of the assets or properties of PTI or any PTI Affiliate.

      There have been delivered or made available to SWI true and complete copies of all of the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth in Section 2.14 of the PTI Disclosure Schedule. All of such contracts and other agreements are valid, subsisting, in full force and effect, binding upon PTI and each Subsidiary and PTI Asia, as applicable, and to the best knowledge of PTI, binding upon the other parties thereto in accordance with their terms, neither PTI nor any Subsidiary nor PTI Asia is in default under any of them, nor, to the best knowledge of PTI, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that constitutes or with notice or lapse of time or both would constitute a default thereunder, except where any defect, unenforceability, default or condition which could cause a default would not, either singly or in the aggregate, reasonably be expected to cause a Material Adverse Effect.

      2.15 Real Property; Leases. Neither PTI nor any PTI Affiliate owns any real property or any buildings or other structures or has any option or any contractual obligation to purchase or acquire any interest in real property except as set forth in Section 2.15 of the PTI Disclosure Schedule. Section 2.15 of the PTI Disclosure Schedule sets forth a correct and complete list of all leases of real property to which PTI is a party (collectively, the "Leases"). True, correct and complete copies of the leases and all amendments, modifications and supplemental agreements thereto have been delivered or made available by PTI to SWI. The Leases are in full force and effect and to the best knowledge of PTI, are binding and enforceable against each of the parties thereto in accordance with their respective terms. To the best knowledge of PTI no party to any Lease has given notice to any other party thereto claiming the existence or occurrence of a breach or default thereunder and no condition exists which constitutes, or with the passage of time or the giving of notice would constitute, a breach or default thereunder, except where any default or condition which could cause a default could not either singly or in the aggregate, reasonably be expected to cause a Material Adverse Effect upon the business or financial condition of PTI.

      2.16 Tangible Property. Set forth in Section 2.16 of the PTI Disclosure
Schedule is a correct and complete list reasonably describing the plant, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of PTI ("Tangible Property"). All such Tangible Property presently used by PTI in connection with its business is in sufficient operating condition and repair for its present and intended use, ordinary wear and tear excepted, and to the best knowledge of PTI, PTI has not received notice that any of its Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

      2.17 Intellectual Property. PTI owns or is licensed to use, or otherwise has the unrestricted right to use all patents, trademarks, service marks, trade names, logos, franchises, and copyrights, and all applications for any of the foregoing, and all technology, inventions, trade secrets, know-how, computer software and processes material to the conduct of its business as now conducted (collectively, the "Proprietary Rights"). A correct and complete list of all such Proprietary Rights, except for know-how, inventions, trade secrets, technology and processes, and all applications therefor has been provided by PTI to SWI. PTI does not have actual knowledge based on written notice of any claim by any third party that the business of PTI as currently conducted infringes upon the proprietary rights of others, nor has PTI received any notice or claim from any third party of such infringement. PTI does not have actual knowledge of any infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights. PTI has the right to use, without infringing the rights of others, all customer lists and, to the best of PTI's knowledge, third party computer software material to the conduct of its business.

      2.18 Title to Assets; Liens. PTI owns outright, leases or rents, and has good title to all of its material assets and properties, including, without limitation, all of the assets and properties reflected on the balance sheet included in the Current Financial Statements (and, when delivered, the balance sheet included in the Updated Financial Statements), free and clear of any encumbrance, except for (i) non-material assets and properties disposed of in the ordinary course of business, (ii) liens or other encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iii) liens for taxes not yet due and payable or for taxes being contested in good faith by appropriate proceedings, or (iv) encumbrances reflected on the balance sheet included in the Current Financial Statements and, when delivered, the balance sheets included in the Updated Financial Statements.

      2.19 Customers. Section 2.19 of the PTI Disclosure Schedule sets forth the names and addresses of PTI's ten (10) largest customers during 1995, 1996 and 1997 based on billings (collectively, the "Customers") and the ten (10) largest executory contracts based on the total contract amounts, and PTI has provided SWI with correct and complete copies or descriptions of such contracts. The relationships of PTI with its current Customers are generally good commercial working relationships. Except at the request of PTI, no Customer of PTI has canceled or otherwise terminated or notified PTI in writing of its intention to cancel or otherwise terminate its relationship with PTI during the prior three years.

      2.20 Employee Benefit Plans. Section 2.20 of the PTI Disclosure Schedule sets forth a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to which PTI is the "Plan Sponsor" within the meaning of Section 3(16)(b) of ERISA, or in which PTI participates (the "Plans") copies of which have been previously furnished by PTI to SW. PTI has never maintained or contributed to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and PTI has not incurred any material liability under Sections 4062, 4063 or 4201 of ERISA. Each Plan which is intended to be qualified under either
Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code") is so qualified and has received a favorable determination letter from the Internal Revenue Service. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including without limitation

ERISA and the Code, and to the knowledge of PTI nothing has been done or omitted to be done with respect to any Plan that would adversely affect the qualified status of any plan intended to be qualified or result in any material liability on the part of PTI including, without limitation, under Title I of ERISA or
Section 4975 of the Code. All reports, returns, notices and documents required to be filed with respect to all Plans, including without limitation annual reports on Form 5500, have been timely filed. No "reportable event" as defined at Section 4043 of ERISA, other than any such event for which the thirty-day notice period has been waived, has occurred with respect to any pension plan subject to Title IV of ERISA, and no event has occurred requiring notices to be provided under Section 4063(a) of ERISA. All contributions required by law or the terms of any Plan have been made. With respect to all pension plans subject to Title IV of ERISA, such plans have no unfunded benefit liabilities, all contributions to such plans under the minimum funding requirements of Section 412 of the Code have been made and all premium payments to the Pension Benefit Guaranty Corporation with respect to such plans have been made. All claims for welfare benefits incurred by employees on or before the Closing are or will be fully covered by third-party insurance policies or programs or, if not insured, have been included, as appropriate, as liabilities on the balance sheets included in the Updated Financial Statements. Except for continuation of health coverage to the extent required under Section 4980B of the Code or as otherwise set forth in this Agreement, there are no obligations under any Plan providing benefits after termination of employment. Complete and correct copies of the following documents with respect to each Plan (as applicable) have been delivered to SW: (i) each relevant Plan document and subsequent amendment thereto; (ii) each trust agreement, group annuity contract, insurance policy or contract; (iii) each Form 5500 series annual report with each required schedule and attachment for each of the three (3) most recent plan years; (iv) each actuarial report for each of the three (3) most recent plan years; (v) each PBGC Form 1 for each of the three (3) most recent plan years; (vi) the most recent IRS determination letter; and (vii) the most recent summary plan description and each summary of material modification thereto. For purposes of this Section 2.20, references to PTI include PTI and its ERISA Affiliates. An "ERISA Affiliate" of PTI means any trade or business (whether or not incorporated) that together with PTI would have been deemed a "single employer" within the meaning of Section 4001(b) of ERISA or Section 414(m) of the Code at any time within the five-year period ending on the Closing Date.

      2.21 Employee Relations. PTI has approximately 120 full-time equivalent employees and generally enjoys good employer-employee relations. None of PTI's employees are represented by any labor union. PTI is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees or consultants. Neither SWI, SW nor PTI will by reason of the Merger or anything done prior to the Closing be liable to any PTI employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with PTI's normal policies) in the event any such employees are terminated. Correct and complete information as to all current directors, officers, employees or consultants of PTI including, in each case, name, current job title and annual rate of compensation has been provided by PTI to SWI.

      2.22 Relationships with Affiliates. No officer or director of PTI has directly or indirectly any interest in, (i) any property or assets of PTI or any PTI Affiliate (except as a shareholder of PTI), (ii) any competitor or customer of PTI or any PTI Affiliate, (iii) any supplier or lender to PTI or any PTI Affiliate, or (iv) any party to any material contract or agreement with PTI or any PTI Affiliate. For purposes of this Section, an "interest" shall mean being an officer or director of an entity, owning 5% or more of the outstanding equity interests of an entity or being a party to a contract with such entity.

      2.23 Insurance. Section 2.23 of the PTI Disclosure Schedule sets forth a correct and complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of PTI specifying in each case the type and scope of coverage, the amount of coverage, the premium, the insurer, the expiration date and all claims made thereunder within the past three years. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by PTI, are in conformity with the requirements of all leases or other agreements to which PTI is a party and are valid and enforceable in accordance with their terms. All premiums due under such policies and binders have been paid, and PTI is not in default with respect to any provision contained in any such policy or binder nor has PTI failed to give any notice or present any claim under any such policy or binder in due and timely fashion where such failure could reasonably be expected to have a Material Adverse Effect. There are no outstanding unpaid claims under any such policy or binder. PTI has not received notice of cancellation or non-renewal of, or any material amendment to, or any material increase in deductibles or premiums under, any such policy or binder. Correct and complete copies of certificates of insurance with respect to all such policies and binders have been provided by PTI to SWI.

      2.24 Banking Relationships. Section 2.24 of the PTI Disclosure Schedule sets forth (i) a correct and complete list of each bank, or similar financial institution in which PTI maintains an account or safety deposit box, including the name, number and location of each such account or safety deposit box, the name of each person authorized to draw on such account or have access to such safety deposit box, and the nature and scope of such authority and (ii) a description of all loan agreements, lines of credit, and other credit facilities maintained by PTI or any Subsidiary with banks or similar financial institutions.

      2.25 Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of PTI in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with, or any action taken by PTI.

      2.26 Hazardous Materials. PTI has not generated, used or handled any Hazardous Materials (as defined below), nor has PTI treated, stored or disposed of any Hazardous Materials at any site owned or leased at any time by PTI or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility. No other person has generated, used, handled, stored or disposed of any Hazardous Materials at any site owned or premises leased by PTI at any time or at any site in which PTI presently holds a mortgage or similar interest, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises. PTI does not presently own, hold any mortgage or similar interest in, operate, lease or use, nor has it owned, operated, leased, or used any site on which underground storage tanks are or were located. Neither PTI, nor any other party under the control of PTI and for whose conduct PTI may be responsible, has received any communication, written or, to the knowledge of PTI, oral, from any party or governmental authority of any actual or potential liability or obligation with respect to Hazardous Materials. No lien has been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased or used by PTI or in which PTI holds any mortgage, lien, or similar interest in connection with the presence of any Hazardous Materials. For purposes of this Section 2.26, "Hazardous Materials" shall mean and include any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said Act, and also any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et. seq., or "oil" as the term is defined in the Oil Pollution Act of 1990, 33 U.S.C. ss.2701 et. seq. PTI has provided to SWI copies of all documents, records and information in the possession of or under the control of PTI concerning any environmental or health and safety matter relevant to PTI, whether generated by PTI or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents and other authorizations related to environmental or health and safety matters issued by any governmental agency.

      2.27 Year 2000. There are no modifications required to any of PTI's computer hardware products or to any software products licensed by PTI or to any third-party software products licensed to PTI and embedded in or licensed with PTI software products (including any firmware associated with PTI's hardware products) in order for such systems or software to contain no deficiencies relating generally to formatting for entering dates (commonly referred to and referred to herein as the "Year 2000 Problem"), except where any modifications or deficiencies relating to a Year 2000 Problem would not, taken alone or in the aggregate with any other such deficiency or modification, have a Material Adverse Effect on PTI. The provisions of this Section 2.27 shall not apply to any computers, peripherals and generally available commercial software products purchased or licensed by PTI for internal use in the ordinary course of business and not offered by PTI for resale or licensing to third parties.

      2.28 Full Disclosure. All documents and other papers set forth on the PTI Disclosure Schedule which are delivered by or on behalf of PTI in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. No representation, warranty or statement of PTI made in this Agreement or in any Exhibit or the PTI Disclosure Schedule hereto or certificate furnished to SWI or SW pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstance under which they were made, not false or misleading.

      2.29 Statements; Proxy Statement/Prospectus. The information to be supplied by PTI for inclusion in the Registration Statement to be filed to
Section 5.7 shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by PTI for inclusion in the Proxy Statement to be sent to the stockholders of PTI in connection with the meeting of PTI's stockholders to consider the adoption of this Agreement and approval of the Merger (the "PTI Stockholders' Meeting") shall not, on the date the Proxy Statement is first mailed to PTI's stockholders and at the time of the PTI Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier written communication with respect to the solicitation of proxies for the PTI Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective time, any event relating to PTI or any of its affiliates, officers or directors should be discovered by PTI which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, PTI shall promptly inform SWI. Notwithstanding the foregoing, PTI makes no representation or warranty with respect to any information supplied by SWI or SWAC that is contained in any of the foregoing documents.

    SECTION 3 - REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS

      Except as set forth on the disclosure schedule delivered to SWI and SW on the date hereof (the "Shareholder Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, each of Lionel O. Barthold, Steven J. Balser and Ian S. Grant (collectively, the "Principal Shareholders"), severally, represents and warrants to SWI as to himself only as follows:

      3.1 Authority to Execute and Perform Agreements. Each Principal Shareholder has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and the Affiliate Letter and to perform fully his respective obligations hereunder and thereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of each Principal Shareholder enforceable in accordance with its terms and when executed and delivered pursuant hereto, the Affiliate Letter will be the valid and binding obligation of each Principal Shareholder enforceable in accordance with its terms, except in each case as such enforceability may be limited by the application of general principles of equity or by the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights.

      3.2 No Breach. The execution, delivery and performance of this Agreement and the Affiliate Letter and the consummation of the transactions contemplated hereby and thereby will not (i) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Principal Shareholder or upon the securities, properties or assets of the Principal Shareholder; (ii) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the Principal Shareholder; or (iii) require the approval or consent of any foreign, federal, state, local or other governmental or regulatory body or the approval or consent of any other person with respect to the Principal Shareholder.

      3.3 Title to Shares. Each Principal Shareholder owns beneficially and of record, free and clear of any lien, claim or encumbrance, the shares of PTI Stock set forth opposite such shareholder's name on Section 2.2 of the PTI Disclosure Schedule. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to the outstanding shares of capital stock of PTI to which any Principal Shareholder is a party.

      3.4 Accuracy of PTI Representations and Warranties. To the knowledge of each Principal Shareholder, the representations and warranties of PTI contained herein, as modified by the PTI Disclosure Schedule, do not contain any untrue statement of a material fact and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading. For purposes of this Section 3.4, the knowledge of a Principal Shareholder shall mean and be limited to the actual knowledge of that Principal Shareholder of facts that could reasonably be expected to give rise to a breach of the representation and warranty made by such Principal Shareholder in this Section 3.4.

                SECTION 4 - REPRESENTATIONS AND WARRANTIES OF SWI

      Except as set forth on the disclosure schedule delivered to PTI on the date hereof (the "SWI Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, SWI, SW and SWAC, jointly and severally, hereby make the following representations and warranties:

      4.1 Organization. Each of SWI, SW and SWAC is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted.

      4.2 Authority to Execute and Perform Agreement. SWI, SW and SWAC have the corporate power and authority to enter into, execute and deliver this Agreement, each agreement, document and instrument required to be executed by SWI, SW or SWAC pursuant to this Agreement (the "SWI Closing Documents") to which any is a party, to consummate the transactions contemplated hereby and thereby and to perform fully its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each of the SWI Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part SW and SWAC and, subject to the ratification of this Agreement by the Board of Directors of SWI, will be duly authorized by all necessary corporate action on the part of SWI. This Agreement and each of the SWI Closing Documents has been duly executed and delivered by SW and SWAC, as applicable, and constitutes a valid and binding obligation of SW and SWAC, as applicable, and, subject to the ratification of this Agreement by the Board of Directors of SWI, will constitute a valid and binding obligation of SWI, enforceable in accordance with its terms, except as such enforceability may be limited by the application of general principles of equity or by the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights.

      4.3 Capitalization. SWI is authorized to issue 40,000,000 shares of SWI Common Stock, of which 12,822,513 shares were issued and outstanding as of December 31, 1997, and 2,000,000 shares of preferred stock, no par value ("SWI Preferred Stock"), issuable in series, none of which are outstanding. Except as set forth in the SWI Disclosure Schedule, no other capital stock of SWI was authorized or outstanding at December 31, 1997. As of December 31, 1997, except as set forth in the SWI Disclosure Schedule, (i) no subscription, warrant, option, preemptive right, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock or other security of SWI is authorized or outstanding, (ii) there is no commitment or offer by SWI to issue or provide any such subscription, warrant, option, preemptive right, convertible security or other right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of SWI,
(iii) SWI has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, (iv) there are no restrictions on the transfer of SWI's capital stock other than those arising from securities laws, and (v) there are no voting trusts, proxies or other agreements, instruments or understandings with respect to outstanding shares of SWI's capital stock to which SWI is a party. The shares of SWI Common Stock issuable as Merger Consideration will be duly authorized, validly issued, fully paid, and nonassessable and will be issued in compliance with all charter documents of SWI and all applicable federal and state laws.

      4.4 SEC Reports. SWI has previously delivered to PTI all of the following materials related to SWI (i) Annual Report on Form 10-K for the year ended December 31, 1997 (the "SWI 10-K"), as filed with the Securities and Exchange Commission ("SEC"), (ii) all proxy statements relating to SWI's meetings of shareholders held since December 31, 1994 and (iii) all other periodic and current reports filed by SWI with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 1994. As of their respective dates, such reports complied in all material respects with applicable SEC requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. SWI has timely filed with the SEC all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since December 31, 1994.

      4.5 Financial Statements. The consolidated financial statements contained in the SWI 10-K have been prepared from, and are in accordance with, the books and records of SWI, are correct and complete in all material respects, and present fairly, in all material respects, the consolidated financial condition and results of operations of SWI and its subsidiaries as of and for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein.

      4.6 No Material Adverse Change. Since December 31, 1997, except as disclosed in the SWI 10-K, there has not been any material adverse change in the assets, liabilities, condition (financial or otherwise) results of operations, business, or, to the knowledge of SWI, prospects of SWI and its subsidiaries, except for such changes arising as a result of circumstances affecting generally companies operating in SWI's industry, nor has there been any occurrence or circumstance which reasonably could be expected to result in a material adverse effect on the business or financial condition of SWI and its subsidiaries taken as a whole.

      4.7 Actions and Proceedings. Except as set forth in the SWI 10-K, there are no actions, suits or claims or legal, judicial, administrative or arbitration proceedings or investigations, (whether or not covered by insurance) pending or, to the best knowledge of SWI, threatened against SWI or any other corporation or legal entity of which SWI owns, directly or indirectly, 50% or more of the stock or other equity interest entitled to vote for the election of directors that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby or the business or financial condition of SWI. To the best knowledge of SWI, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby or the business or financial condition of SWI.

      4.8 No Breach. Except for (a) the filing of a premerger notification form pursuant to the HSR Act (b) the filing of the Merger Documents with the Secretary of State of New York and with the Secretary of State of Delaware (c) filings with various state blue sky authorities, (d) the filing with the New York Stock Exchange of one or more applications for listing of the shares of SWI Common Stock to be issued in the Merger, (e) the filing with the SEC and becoming effective of one or more Registration Statements on Form S-4 (and the filing and becoming effective of any required post-effective amendments thereto) to register the shares of SWI Common Stock to be issued in the Merger and (f) the ratification of this Agreement by the Board of Directors of SWI, the execution, delivery and performance of this Agreement by SWI, SW and SWAC and the Escrow Agreement by SWI and consummation by such parties of the transactions contemplated hereby and thereby will not (i) violate any provision of the Certificate of Incorporation or Bylaws of SWI, SW or SWAC; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which SWI, SW or SWAC is party or to which any of them or any of their assets or properties is bound or subject; (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to SWI, SW or SWAC or by which any of their assets, properties, securities or business is bound; (iv) violate any permit; (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body or (vi) result in the creation of any lien or other encumbrance on the assets or properties of SWI, SW or SWAC, excluding from the foregoing clauses (ii), (iii), (iv) and (v) any exceptions to the foregoing that, in the aggregate, would not have a material adverse effect on the business or financial condition of SWI, SW or SWAC consummate the transactions contemplated hereby.

      4.9 Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of SWI in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with, or any action taken by SWI.

      4.10 Full Disclosure. All documents and other papers delivered by or on behalf of SWI in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. No representation, warranty or statement of SWI made in this Agreement or in any Exhibit or the SWI Disclosure Schedule hereto or in any document, statement or certificate furnished to PTI pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstance under which they were made, not false or misleading.

                      SECTION 5 - COVENANTS AND AGREEMENTS

      The parties covenant and agree as follows:

      5.1 Conduct of Business. Except with the prior written consent of SW and except as otherwise contemplated herein, during the period from the date hereof to the Closing Date, PTI shall observe the following covenants:

            (a) Affirmative Covenants Pending Closing. PTI will, will cause all Subsidiaries, and use commercially reasonable efforts to cause all other PTI Affiliates to:

                  (i) Preservation of Personnel. Use reasonable efforts to preserve intact their business organizations and keep available the services of present employees, in each case in accordance with past practice, it being understood that termination of employees with poor performance ratings shall not constitute a violation of this covenant;

                  (ii) Insurance. Use reasonable efforts to keep in effect casualty, general commercial liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

                  (iii) Preservation of the Business; Maintenance of Properties, Contracts. Use reasonable efforts to preserve their businesses, advertise, promote and market their services, keep their properties intact, preserve their goodwill, and maintain all physical properties in good operating condition;

                  (iv) Intellectual Property Rights. Use reasonable efforts to preserve and protect the Proprietary Rights; and

                  (v) Ordinary Course of Business. Operate their businesses diligently and solely in the ordinary course.

            (b) Negative Covenants Pending Closing. PTI will not, will cause any Subsidiary not to and shall use commercially reasonable efforts to cause any other PTI Affiliate not to:

                  (i) Disposition of Assets. Sell or transfer, or mortgage, pledge or create or permit to be created any lien or encumbrance on, any of their assets, other than
(i) sales or transfers in the ordinary course of business and liens or encumbrances existing under arrangements disclosed herein or permitted under
Section 2.14 and (ii) the disposition by PTI of the shares of Hydropower Technologies, Inc. held by PTI on terms no less favorable to PTI than those previously described to SWI as the basis on which PTI contemplates disposing of such shares;

                  (ii) Liabilities. (A) Incur any obligation or liability other than in the ordinary course of PTI's or the PTI Affiliates' business, (B) incur any indebtedness for borrowed money other than under existing credit facilities or (C) enter into any contracts or commitments involving payments by PTI or the PTI Affiliates of $50,000 or more, other than purchase orders or commitments for inventory materials, supplies and items for customers in the ordinary course of business;

                  (iii) Compensation. (A) Change the compensation or fringe benefits of any officer, director, employee or consultant, except for ordinary merit increases for employees (other than officers) based on periodic reviews in accordance with past practices, or (B) enter into or modify any Plan or any employment, severance or other agreement with any officer, director, employee or consultant of PTI or any PTI Affiliate; provided, however, that this Section 5.1(b)(iii) shall not preclude the termination by PTI of its Termination Bonus Plan and payment by PTI of benefits under such plan which were accrued as of the date of and reflected in the Audited Financial Statements;

                  (iv) Capital Stock. (A) Grant or accelerate the exercisability of, any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, except that PTI may accelerate the exercisability of options to purchase Common Stock of PTI issued to certain PTI employees and outstanding on the date hereof, (B) declare or pay any dividend or other distribution with respect to any shares of its capital stock or (C) issue any shares of its capital stock, except (i) upon the exercise of options outstanding on the date hereof or as contemplated by the PTI Disclosure Schedule or (ii) in exchange for shares of PTI's Class C Common Stock surrendered in exchange for shares of Class A Common Stock upon the termination of the PTI Employee Stock Ownership Plan;

                  (v) Charter and Bylaws. Amend the charter or Bylaws of PTI or any PTI Affiliate, other than (A) to add a provision to PTI's Certificate of Incorporation to exculpate the directors of PTI for breaches of fiduciary duty to the fullest extent permitted under New York law and to the extent consistent with SWI's internal policies (B) to add a provision to PTI's By-laws providing for indemnification of PTI's officers and directors to the fullest extent permitted under New York law and to the extent consistent with SWI's internal policies;

                  (vi) Acquisitions. Make any material acquisition of property other than in the ordinary course of PTI's or the PTI Affiliates' business; or

                  (vii) License Agreements. Enter into or modify any license, technology development or technology transfer agreement with any other person or entity, (other than software license agreements between PTI and its customers in the ordinary course of its business on PTI's standard form as previously furnished to SW involving payments of less than $200,000).

      5.2 Corporate Examinations and Investigations. Prior to the Effective Time, SW shall be entitled, through its employees and representatives, to have such access to the assets, properties, business, books, records and operations of PTI and PTI Affiliates as SW shall reasonably request in connection with SW's investigation of PTI and PTI Affiliates with respect to the transaction contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and PTI shall cooperate fully therein. No investigation by SW shall diminish or obviate any of the representations, warranties, covenants or agreements of PTI or the Principal Shareholders contained in this Agreement. Notwithstanding the foregoing, if on the Closing Date SW has actual, conscious knowledge that any representation or warranty made by PTI or any Principal Shareholder under this Agreement is false in any material respect and fails to disclose such knowledge to PTI or such Principal Shareholder on or before the Closing Date, then, unless PTI or such Principal Shareholder is also in possession of such knowledge on or before the Closing Date, SWI shall be deemed to have waived any breach by PTI or such Principal Shareholder arising out of such representation or warranty being false in a material respect as of the Closing Date. In order that SW may have full opportunity to make such investigation, PTI shall furnish the representatives of SW during such period with all such information and copies of such documents concerning the affairs of PTI and PTI Affiliates as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation. SWI and SW shall also keep confidential and shall not use in any manner any information or documents obtained from PTI or its representatives concerning PTI's assets, properties, business and operations, unless readily ascertainable from public information, already known or subsequently developed by SWI or SW independently, received from a third party not under an obligation to keep such information confidential or otherwise required by law. If this Agreement terminates, all copies of any documents obtained from PTI or its representatives will be returned, except that one copy thereof may be retained by counsel to the party returning such documents in order to evidence compliance hereunder. The obligations set forth in the previous two sentences of this Section 5.2 shall survive the termination of this Agreement.

      5.3 Expenses.

            (a) Subject to Section 9.3, if the Merger is not consummated, each of PTI and SWI shall bear its respective expenses incurred in connection with this Agreement and the transactions contemplated hereby.

            (b) Whether or not the Merger is consummated, each Principal Shareholder shall bear his own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

      5.4 Authorization from Others. Prior to the Closing Date, the parties shall use all reasonable efforts to obtain all authorizations, consents and permits required to permit the consummation of the transactions contemplated by this Agreement, including without limitation all consents required from third parties who have contractual relationships with PTI.

      5.5 Consummation of Agreement. Each party shall use all reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of the respective representations, warranties and agreements hereunder occurs or exists on or prior to the Effective Time, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

      5.6 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

      5.7 Securities Law Matters.

            (a) The parties shall cooperate in the preparation and filing with the SEC of a Registration Statement on Form S-4 (or any other such form required by the SEC) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") covering the shares of SWI Common Stock comprising the Initial Merger Consideration and such other components of the Merger Consideration as SWI shall reasonably determine to be appropriate (the "Registered Consideration") as soon as practicable following the date hereof and will use all reasonable efforts to have such Registration Statement filed by May 29, 1998 and declared and maintained effective, as soon as practicable following the date hereof. Prior to the Effective Time, SWI shall use all reasonable efforts to qualify the shares of SWI Common Stock to be issued in the Merger under the securities or "blue sky" laws of every state of the United States necessary to offer and issue the Registered Consideration to the Participating Holders at the Closing, except any such state with respect to which counsel for SWI has determined that such qualification is not required under the securities or "blue sky" laws of such state, and except that in no event shall SWI be obligated to qualify as a foreign corporation or to execute a general consent to service of process in any state in which it has not previously so qualified or has not previously so consented.

            (b) If any Contingent Merger Consideration is required to be distributed pursuant to Section 1.10 hereof, the parties shall cooperate in the preparation and filing with the SEC, if necessary to effect their registration under the Securities Act, of a Registration Statement on Form S-4 (or any other such form required by the SEC) or a post-effective amendment to a preexisting Registration Statement on Form S-4 (each such Registration Statement or post-effective amendment hereinafter referred to as a "Contingent Registration Statement") covering the shares of SWI Common Stock comprising the Contingent Merger Consideration and Additional Contingent Shares, if any, to be distributed as soon as practicable following the date of the final determination of the amount of the Contingent Merger Consideration pursuant to Section 1.10 and the Additional Contingent Merger Consideration, if any, pursuant to Section 1.11, and will use all reasonable efforts to have such Contingent Registration Statement filed, if necessary, within sixty (60) days following such determination and declared and maintained effective, as soon as practicable following the date that such Contingent Registration Statement is filed. Prior to the distribution of the Contingent Merger Consideration, SWI shall use all reasonable efforts to qualify the shares of SWI Common Stock to be issued as Contingent Merger Consideration and Additional Contingent Shares, if any, under the securities or "blue sky" laws of every state of the United States necessary to offer and issue the Contingent Merger Consideration and Additional Contingent Shares, if any, to the Participating Holders, except any such state with respect to which counsel for SWI has determined that such qualification is not required under the securities or "blue sky" laws of such state, and except that in no event shall SWI be obligated to qualify as a foreign corporation or to execute a general consent to service of process in any state in which it has not previously so qualified or has not previously so consented.

      5.8 Listing of SWI Common Stock. SWI shall cause the shares of SWI Common Stock constituting the Initial Merger Consideration and, when and if necessary, the Contingent Merger Consideration and Additional Contingent Shares, if any, to be approved for listing on the New York Stock Exchange upon notice of issuance.

      5.9 Shareholder Meeting. PTI, acting through its Board of Directors, shall, in accordance with applicable law and its charter and Bylaws:

            (a) as soon as practicable after the date hereof (and after the Prospectus from the Registration Statement is available for circulation) duly hold a meeting of its shareholders for the purpose of considering and acting on this Agreement or solicit written consents from its shareholders approving this Agreement and obtaining any such other approval required under the NYBCL for the consummation of the transactions contemplated hereby;

            (b) subject to the duties of the Board of Directors under applicable law as advised in writing by independent legal counsel, include in the Proxy Statement or Information Statement to be delivered to the shareholders of PTI soliciting their approval of this Agreement and the transactions contemplated hereby (the "Proxy Statement") the recommendation of its Board of Directors that shareholders of PTI vote in favor of the adoption of this Agreement; and

            (c) use all reasonable efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement, (B) to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the date hereof (and after the Prospectus from the Registration Statement is available for circulation), and (C) to obtain the necessary approvals by its shareholders of this Agreement, the Merger and the transactions contemplated hereby.

      5.10 Public Announcements and Confidentiality. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of SWI and PTI, which approval shall not be unreasonably withheld, provided that a party shall not be prevented from making such disclosure as it shall be advised by counsel is required by law. PTI and the Principal Shareholders shall also keep confidential and shall not use in any manner any information or documents obtained from SWI, SW or their representatives concerning SWI's or SW's assets, properties, business and operations, unless readily ascertainable from public information, already known or subsequently developed by PTI or the Principal Shareholders independently, received from a third party not under an obligation to keep such information confidential or otherwise required by law. If this Agreement terminates all copies of any documents obtained from SWI, SW or their representatives will be returned, except that one copy thereof may be retained by counsel to the party returning such documents in order to evidence compliance hereunder. The obligations set forth in the previous two sentences of this Section 5.10 shall survive termination of this Agreement.

      5.11 Affiliate Letters. Prior to the Closing Date, PTI shall identify to SWI all persons who, at the time of the vote of PTI's shareholders on the Merger, PTI believes may be "affiliates" of PTI within the meaning of Rule 145 under the Securities Act. PTI shall use all reasonable efforts to provide SWI with such information as SWI shall reasonably request for purposes of making its own determination of persons who may be deemed to be affiliates of PTI. PTI shall use all reasonable efforts to deliver to SWI prior to the Closing Date a letter from each of the affiliates specified by SWI in substantially the form attached hereto as Exhibit B (an "Affiliate Letter") and each Principal Shareholder who is identified as an affiliate by PTI and SWI has delivered, or agrees to deliver to SWI prior to the Closing Date, an Affiliate Letter.

      5.12 No Solicitation. PTI and the Principal Shareholders will not (i) solicit, initiate or encourage discussions with any person, other than SWI, relating to the possible acquisition of PTI or all or a material portion of the assets or capital stock of PTI or any merger or other business combination with PTI or (ii) except to the extent reasonably required by fiduciary obligations under applicable law as advised in writing by independent legal counsel, participate in any negotiations regarding, or furnish to any other person information with respect to, any effort or attempt by any other person to do or to seek any such transaction. PTI and the Principal Shareholders agree to inform SWI in reasonable detail within one business day of their receipt of any offer, proposal or inquiry relating to any such transaction.

      5.13 Filings Under HSR Act. As soon as practicable, each of SWI and PTI shall file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a premerger notification form and any supplemental information (other than privileged information) which may be requested in connection therewith pursuant to the HSR Act, which filings and supplemental information will comply in all material respects with the requirements of the HSR Act. Each of PTI and SWI shall cooperate fully with the other in connection with the preparation of such filings and shall use best efforts to respond to any requests for supplemental information from the FTC or the Antitrust Division and to obtain early termination of any waiting period applicable to the Merger under the HSR Act. Any and all filing fees required to be paid in connection with the premerger notification pursuant to the HSR Act shall be borne and paid by SWI.

      5.14 Voting of PTI Stock. Until this Agreement has been terminated under
Section 9.1, each Principal Shareholder and each of the other members of the Board of Directors of PTI who are signatories to this Agreement agrees to vote all shares of PTI Stock held by him or her in favor of the approval of this Agreement and the transactions contemplated hereby and not to exercise any dissenters rights he or she may have under Section 910 of the NYBCL. Each Principal Shareholder and each of the other members of the Board of Directors of PTI who are signatories to this Agreement hereby grants to SWI for a period commencing on the date hereof and continuing so long as this Agreement is in effect an irrevocable proxy, which is coupled with an interest, to vote such shares of PTI Stock held by him or her to approve this Agreement and the transaction contemplated hereby.

      5.15 SWI SEC Filings. Until the Closing Date, SWI shall furnish PTI with a copy of each periodic or current report filed by SWI under the Exchange Act promptly after filing the same. All filings made by SWI after the date hereof pursuant to the Exchange Act will be made in a timely fashion, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

      5.16 Benefits. Employees of PTI who continue to be employees of the Surviving Corporation following the Merger shall receive the benefits described in Exhibit C hereto, subject to any changes by SWI or SW in benefits made generally available to employees of SWI or SW.

      5.17 Availability of Working Capital. SW shall, either directly or through SWI or an affiliate of SWI, make available to the Surviving Corporation working capital on the following terms: (i) working capital shall be available to the Surviving Corporation in such amounts as shall be reasonably necessary for the Surviving Corporation to conduct its business as contemplated by the PTI Projections and bearing interest at a rate equal to the three month LIBOR plus 50 basis points, as published in The Wall Street Journal, such rate to be set at the first day of each calendar quarter and applied to the balance outstanding from time to time or at such other rate and on such other terms as SWI generally makes capital available to its subsidiaries and (ii) amounts requested by the Surviving Corporation in annual capital budget requests will be made available to the Surviving Corporation at the discretion of SW and on such terms as SW shall determine in its sole discretion.

      5.18 Conduct of the Surviving Corporation. During the period from the Closing Date until the end of the Contingent Period, SW and SWI shall cause the Surviving Corporation to be operated as a separate entity and consistent with the treatment of all other subsidiaries of SWI. SWI and SW shall use reasonable commercial efforts and cooperate with the management and employees of the Surviving Corporation to maximize the revenues and earnings of the Surviving Corporation during the Contingent Period and to assist the Surviving Corporation to exploit business opportunities and synergies presented by the operations of SWI, SW and their affiliates. The President of the Surviving Corporation will manage the Surviving Corporation substantially in the manner consistent with past practice and in accordance with SWI required business practice. Extraordinary matters, as well as capital expenditures and commitments not provided in the annual budget previously reviewed and approved by the Board of Directors of the Surviving Corporation would require approval of such Board of Directors and SWI's Board of Directors, if necessary.

      5.19 Indemnification of Directors and Officers. After the Effective Time, the Surviving Corporation shall indemnify and hold harmless each former director and officer of PTI with respect to actions taken or omitted to be taken prior to the Effective Time, to the fullest extent permitted by New York law.

      5.20 Compliance with Covenants. PTI and the Principal Shareholders shall use reasonable best efforts to (i) ensure that PTI has performed and complied with all covenants and agreements of PTI required to be performed or complied with by PTI during the period from the date hereof through the Closing Date and
(ii) ensure that all representations and warranties of PTI continue to be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

      5.21 Tax-Free Reorganization. Except as contemplated by Section 1.10(i), none of the parties will knowingly take any action prior to the Closing Date that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of the parties shall report the Merger for income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (and any comparable state or local tax statute). Each of SWI and PTI shall execute and deliver a certificate, in forms satisfactory to the counsel of both SWI and PTI, signed by officers of SWI and PTI, respectively, setting forth factual representations and covenants that will serve as a basis for the tax opinions required pursuant to Sections 7.12 and 8.4 of this Agreement, and such representations shall survive the Closing.

      5.22 Appointment Agreements. PTI shall use reasonable efforts to cause each Participating Holder (other than the holders of PTI Stock which are Dissenting Shares as of the Effective Time) to execute and deliver to PTI an Appointment Agreement in a form reasonably acceptable to SWI naming a representative of the Participating Holders (the "Shareholders'
Representative").

               SECTION 6 - CONDITIONS PRECEDENT TO THE OBLIGATIONS
                     OF EACH PARTY TO CONSUMMATE THE MERGER

      The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions:

      6.1 Approvals. All required approvals of the shareholders of PTI and all consents and approvals referred to in Sections 2.12, 3.2 and 4.8 of this Agreement or in the corresponding sections of each party's Disclosure Schedule, shall have been obtained; provided, however, that if SWI waives the obtaining of any consent from a contracting party set forth in Section 2.12 or 3.2 of the PTI Disclosure Schedule, such consent shall not be a condition to PTI's obligation to consummate the Merger.

      6.2 HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have expired or terminated.

      6.3 Absence of Order. No restraining order or injunction of any court which prevents consummation of the Merger shall be in effect.

      6.4 New York Stock Exchange Listing. The shares of SWI Common Stock to be issued in the Merger shall have been listed on the New York Stock Exchange.

      6.5 Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC and there shall not be any stop order in effect with respect to the Registration Statement.

              SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION OF
                      SWI AND SWAC TO CONSUMMATE THE MERGER

      The obligation of SWI and SWAC to consummate the Merger is subject to the satisfaction or waiver by SWI, at or before the Effective Time, of the following conditions:

      7.1 Representations, Warranties and Covenants. The representations and warranties of PTI and the Principal Shareholders contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement or the PTI Disclosure Schedule). PTI and the Principal Shareholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Effective Time. Each of PTI and the Principal Shareholders shall have delivered to SWI a certificate, dated the Closing Date, to the foregoing effect, as applicable.

      7.2 Affiliate Letters. SWI shall have received the Affiliate Letters referred to in Section 5.11.

      7.3 Opinion of Counsel to PTI. SWI shall have received an opinion of Nixon, Hargrave, Devans & Doyle LLP, counsel to PTI, dated the Closing Date and in form and substance reasonably acceptable to SWI.

      7.4 Merger Documents. PTI shall have executed and delivered the Merger Documents referred to in Section 1.2.

      7.5 Employment Agreements. SW (either through a subsidiary or through PTI) shall have entered into an employment and non-competition agreement with each of Steven Balser, Ian Grant, Gordon Hirschman, James V. Mitsche, John D. Mountford, David J. Lawrence and Timothy G. Schmehl in form and substance reasonably satisfactory to the parties thereto.

      7.6 Continuation of Employees. SW shall have reached understandings reasonably satisfactory to it with not fewer than seven (7) of the following key employees of PTI to continue their respective employment with the Surviving Corporation after the Closing Date, on terms acceptable to such individuals and
SW: Ricardo Austria, John Willis, Laurie Oppel, Lawrence Curran, Cheryl Warren, Timothy Laskowski, Douglas Welsh, Joanne Starron, Phillip Barker and F.S. Prabhakara.

      7.7 Termination of PTI Money Purchase Pension Plan and Trust and 401(K) Profit Sharing Plan. PTI shall have terminated the PTI Money Purchase Pension Plan and Trust and the 401(k) Profit Sharing Plan of

PTI.

      7.8 Redemption of Shares of PTII Held by PTI. PTII shall have duly redeemed all of its shares held by PTI.

      7.9 Dissenting Shares. The Dissenting Shares of Common Stock shall not exceed five percent (5%) of the shares of Common Stock issued and outstanding on the Closing Date.

      7.10 Escrow Agreement. The Escrow Agreement, substantially in the form attached hereto as Exhibit A, shall have been executed and delivered by all parties thereto.

      7.11 Bank Accounts. PTI shall have delivered to SWI documentation necessary to change the authorized signatories for PTI's bank and brokerage accounts as specified by SWI.

      7.12 Tax Opinion. SWI shall have received an opinion of Palmer & Dodge LLP, counsel to SWI, dated the Closing Date, substantially to the effect that, on the basis of the facts and representations set forth in such opinion, or set forth in writing elsewhere and referred to therein, for federal income tax purposes the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code. For purposes of such opinion, Palmer & Dodge LLP shall assume that, with respect to corporate law matters, the provisions of the NYBCL are identical to those of the DGCL and that, with respect to all other matters, the provisions of the laws of the State of New York are identical to those of the Commonwealth of Massachusetts.

      7.13 Certificates. PTI shall have furnished SWI with such certificates of public officials as may be reasonably requested by SWI.

      7.14 Options. PTI shall have arranged for the surrender of any options to purchase or acquire Common Stock of PTI outstanding on the date hereof which have not been exercised prior to the Effective Time and shall have duly canceled such options.

      7.15 Ratification by SWI's Board of Directors. SWI's Board of Directors shall have ratified the execution and delivery of this Agreement by SWI.

              SECTION 8 - CONDITIONS PRECEDENT TO THE OBLIGATION OF PTI AND THE PRINCIPAL SHAREHOLDERS TO CONSUMMATE THE
                                     MERGER

      The obligation of PTI and the Principal Shareholders to consummate the Merger is subject to the satisfaction or waiver by them, at or before the Effective Time, of the following conditions:

      8.1 Representations, Warranties and Covenants. The representations and warranties of SWI, SW and SWAC contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement). SWI shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. SWI shall have delivered to PTI a certificate, dated the Effective Time, to the foregoing effect.

      8.2 Opinion of Counsel to SWI. PTI and the Principal Stockholders shall have received an opinion of Palmer & Dodge LLP, counsel to SWI, SW and SWAC dated the Closing Date and in form and substance reasonably acceptable to PTI. For purposes of such opinion, Palmer & Dodge LLP shall assume that with respect to corporate law matters the provisions of the NYBCL are identical to those of the DGCL and that with respect to all other matters the provisions of the laws of the State of New York are identical to those of the Commonwealth of Massachusetts; provided, however, that with regard to the opinions relating to the legal authority of and due authorization of this Agreement by SW, Palmer & Dodge may rely exclusively on an opinion as to such matters and in a form and substance satisfactory to PTI to be issued by an attorney employed by SWI who is a member of the New York bar.

      8.3 Escrow Agreement. The Escrow Agreement, substantially in the form attached hereto as Exhibit A, shall have been executed and delivered by all parties thereto.

      8.4 Tax Opinion. PTI shall have received an opinion of Nixon, Hargrave, Devans & Doyle LLP, counsel to PTI, addressed to PTI and its shareholders and dated the Closing Date, substantially to the effect that, on the basis of facts and representations set forth in such opinion, or set forth in writing elsewhere and referred to therein, for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided, however, that in the event that counsel is unable or unwilling to deliver such opinion, then this condition shall be deemed satisfied if such opinion is delivered by Palmer & Dodge LLP, in which case such opinion shall be based on the same assumptions set forth in Section 7.12.

      8.5 Certificates. SWI shall have furnished PTI with such certificates of public officials as may be reasonably requested by PTI.

                             SECTION 9 - TERMINATION

      9.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date or the time specified in subsections (g), (h) and (i) below, whether prior to or after approval by PTI's shareholders, as follows:

            (a) by PTI or SWI if, without fault of the terminating party, the Closing Date shall not have occurred on or before September 1, 1998, which date may be extended by mutual consent of the parties;

            (b) by PTI if any representation or warranty of SWI made herein was not true and correct in all material respects when made or SWI has materially breached any covenant contained herein and has not cured such breach within thirty (30) business days of receipt of written notice from PTI or by the Closing Date, whichever occurs first;

            (c) by SWI if any representation or warranty made herein by PTI or a Principal Shareholder was not true and correct in all material respects when made or PTI or any Principal Shareholder has materially breached any covenant contained herein and has not cured such breach within thirty (30) business days of receipt of written notice from SWI or by the Closing Date, whichever occurs first;

            (d) by PTI or SWI if any court of competent jurisdiction or governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling shall have become final and nonappealable;

            (e) by PTI or SWI if the PTI shareholders vote and fail to approve the Merger as required by New York law (unless such shareholder vote shall not be obtained at a time when PTI shall otherwise have a right to terminate this Agreement pursuant to subsection (a), (b), (d) or (g) of this Section 9.1, in which case PTI may terminate this Agreement under one of those subsections);

            (f) by SWI if PTI's Board of Directors (i) fails to include in the Proxy or Information Statement its recommendation that PTI shareholders vote in favor of the adoption of this Agreement, (ii) withdraws its recommendation that shareholders vote in favor (other than in connection with exercising PTI's rights to terminate this Agreement pursuant to subsection (a), (b), (d) or (g) of this Section 9.1) of the adoption of this Agreement or (iii) adopts resolutions approving or otherwise authorizes an Acquisition Transaction (as defined in Section 9.3) prior to termination of this Agreement;

            (g) by PTI, by 5:00 p.m. Boston time on the second business day prior to the Closing Date, if the Closing Market Value is greater than $60.00; provided that SWI may negate such termination by notifying PTI prior to 5:00 p.m. Boston time on the day prior to the Closing Date of its election to use $60.00 as the Closing Market Value;

            (h) by SWI, by 5:00 p.m. Boston time on the second business day prior to the Closing Date, if the Closing Market Value is less than $35.00; provided that PTI may negate such termination by notifying SWI prior to 5:00 p.m. Boston time on the day prior to the Closing Date of its election to use $35.00 as the Closing Market Value; or

            (i) by SWI, if the Updated PTI Disclosure Schedule reflects any event, fact, circumstance or condition (i) which was in existence on or as of the date hereof or which arose subsequent to the date hereof, (ii) which was not reflected on the PTI Disclosure Schedule delivered on the date hereof, and (iii) which represents a material adverse change in the business or financial condition of PTI.

            (j) at any time with the written consent of SWI and PTI.

      9.2 Effect of Termination. If this Agreement is terminated as provided in
Section 9.1, this Agreement shall forthwith become void and have no effect, without liability on the part of any party, its directors, officers or shareholders, other than the provisions of this Section 9.2, Section 5.2 relating to confidentiality, Section 5.3 relating to expenses, Section 5.10 relating to publicity and confidentiality to the extent provided therein and
Section 9.3. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement occurring before such termination.

      9.3 Termination Fee.

            (a) In order to induce SWI to enter into this Agreement and to reimburse SWI for its costs and expenses related to entering into this Agreement and preparing for the consummation of the transactions contemplated by this Agreement, PTI will make a cash payment to SWI of $300,000 if and only if:

                  (i) SWI or PTI has terminated this Agreement pursuant to
Section 9.1(e) and prior to such termination or within twelve (12) months thereafter, (A) PTI or a Principal Shareholder shall have entered into an agreement to engage in an Acquisition Transaction with any person other than SWI or (B) the Board of Directors of PTI shall have approved an Acquisition Transaction or recommended that shareholders of PTI approve or accept any Acquisition Transaction with any person other than SWI;

                  (ii) SWI has terminated this Agreement pursuant to 9.1(c) as a result of any material representation or warranty made herein by PTI or a Principal Shareholder not being true and correct in all material respects when made or PTI or any Principal Shareholder materially breaching any material covenant contained herein and not curing such breach within thirty (30) business days of receipt of written notice from SWI or by the Closing Date, whichever occurs first; or

                  (iii) SWI has terminated this Agreement pursuant to Section 9.1(f) and prior to such termination or within twelve (12) months thereafter,
(A) PTI or a Principal Shareholder shall have entered into an agreement to engage in an Acquisition Transaction (as defined in subsection (c) below) with any person other than SWI or (B) the Board of Directors of PTI shall have approved an Acquisition Transaction or recommended that shareholders of PTI approve or accept any Acquisition Transaction with any person other than SWI.

            (b) Any payment required by subsection (a) above will be payable by wire transfer of immediately available funds to an account designated by SWI five business days after demand therefor. Any such payment shall constitute liquidated damages for loss of the benefit of this Agreement and full reimbursement for the expenses incurred by SWI.

            (c) For purposes of this Section 9, "Acquisition Transaction" shall mean (i) a merger or other business combination involving PTI, other than a merger effected solely to change PTI's state of incorporation, (ii) a sale, lease or other disposition of 50% or more of the consolidated assets of PTI and its Subsidiaries in a single transaction or series of transactions, (iii) the issuance by PTI of securities representing 50% or more of the voting power of PTI in any single transaction or series of transactions (iv) an underwritten public offering of PTI Common Stock which results in the PTI Common Stock being traded on an exchange or on the Nasdaq market or (v) any other transaction or acquisition which effects a change of control of PTI.

                          SECTION 10 - INDEMNIFICATION

      10.1 Survival. Notwithstanding any right of any party to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement or in any certificate, financial statement or other document delivered by any party pursuant hereto. Notwithstanding the foregoing, if on the Closing Date SW has actual, conscious knowledge that any representation or warranty made by PTI or any Principal Shareholder under this Agreement is false in any material respect and fails to disclose such knowledge to PTI or such Principal Shareholder on or before the Closing Date, then, unless PTI or such Principal Shareholder is also in possession of such knowledge on or before the Closing Date, SWI shall be deemed to have waived any breach by PTI or such Principal Shareholder arising out of such representation or warranty being false in a material respect as of the Closing Date. All representations, warranties, covenants and agreements of each party shall survive the execution and delivery hereof and the Closing hereunder, subject to the limitations set forth in
Section 10.4. No person shall have a right to recover against any party (or any officer, director, shareholder, employee or agent of a party) for any inaccuracy in, or breach of, any representation or warranty, or covenant to the extent that such covenant is required to be performed or complied with prior to the Closing Date, contained herein or in any certificate or other instrument delivered pursuant hereto other than through the exercise of the indemnification rights set forth in Section 10.2 and 10.3, which shall constitute the sole and exclusive remedy after the Closing Date for any breach by a party of any representation, warranty or pre-closing covenant contained herein or in any certificate or other instrument delivered pursuant hereto. Notwithstanding anything to the contrary contained in this Agreement, the sole and exclusive remedy for any environmental matter shall be the indemnification rights, if any, under Section 10.2 resulting from any breach of the representations and warranties contained in Section 2.26.

      10.2 Obligation of PTI and the Shareholders to Indemnify.

            (a) Subsequent to the Effective Time, the holders of PTI Stock outstanding immediately prior to the Effective Time, shall, to the extent of their interest in the shares held pursuant to the Escrow Agreement, jointly and severally, indemnify and hold harmless SWI (and its respective directors, officers, employees, agents, affiliates and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses, including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys' fees, whether or not arising out of third-party claims, and including all amounts paid in investigation, defense or settlement of any actions or claims or proceedings related to the foregoing pursuant to this Section 10 (determined as provided in Section 10.2(c) below, "Losses") based upon, arising out of or otherwise in respect of any inaccuracy in, or breach of, any representation, warranty or covenant of PTI contained herein or in any certificate delivered pursuant hereto or resulting from the redemption by PTI on or after the date hereof of any Shares pursuant to any Share Repurchase Agreements between PTI and shareholders of PTI; provided, however, that with respect to any Losses based upon or arising out of a breach of or inaccuracy in the representations and warranties set forth in Section 2.26, Losses shall only consist of:

                  (i) Losses relating to Hazardous Materials generated, used, handled, treated, stored or disposed or released by PTI at any site owned or premises leased by PTI, or relating to underground storage tanks located at such sites or premises;

                  (ii) Losses relating to off-site shipments of Hazardous Materials from any site owned by or premises leased by PTI, for the purpose of treatment, storage or disposal;

                  (iii) Losses relating to conditions of which PTI had knowledge as of the Closing Date and which were not disclosed in the PTI Disclosure Schedule;

                  (iv) Losses relating to the site known as Parcel 344 - Schenectady Industrial Development Corporation located at 344 Knott Street, Schenectady, New York; and

                  (v) Losses not described in clauses (i), (ii) and (iii) above which arise as a result of conditions (X) revealed by means other than (A) any environmental investigations conducted by or on behalf of SWI which are not required under any applicable law(s), regulation(s) or order(s) of a governmental authority, or (B) any environmental investigations conducted by any third party which SWI, SW or the Surviving Corporation is not required to permit under any applicable law(s), regulation(s) or order(s) of a governmental authority and (Y) required by any applicable law(s), regulation(s) or order(s) of a governmental authority to be reported and remediated.

Notwithstanding the foregoing, "Losses" shall also include the amount of any costs and expenses of the Participating Holders arising as a result of the indemnification of the Escrow Agent by the Participating Holders under the Escrow Agreement which are paid by SWI in accordance with Sections 6(a) and 13 of the Escrow Agreement.

            (b) Subsequent to the Effective Time, each Principal Shareholder shall indemnify and hold harmless SWI (and its directors, officers, employees, agents, affiliates and assigns) from and against all Losses based upon, arising out of or otherwise in respect of any inaccuracy in, or breach of, any representation, warranty or covenant of such Principal Shareholder contained herein or in any certificate delivered pursuant hereto.

            (c) As used herein, the term Losses shall mean in each instance the actual amount of such Losses. As used herein, the term "Unsatisfied Claims" shall mean the amount by which Losses for which SWI is entitled to indemnification under this Section 10 shall exceed the aggregate of Losses satisfied from shares held pursuant to the Escrow Agreement in accordance with
Section 10.4(c) provided that the amount of Unsatisfied Claims shall not exceed $1,000,000. SWI shall notify the Shareholders' Representative in writing of each such Unsatisfied Claim, including a brief description of the nature and amount thereof. In the event that the amount subject to the Unsatisfied Claim is unliquidated, SWI shall make a good faith estimate of the amount of the Unsatisfied Claim and the amount of any out-of-pocket expenditures and legal expenses incurred by SWI or which it anticipates that it will incur in connection with such Unsatisfied Claim, for purposes of determining the number of shares of SWI Common Stock, if any, to be withheld by SWI from the shares payable as Contingent Merger Consideration if such Unsatisfied Claim is not resolved or otherwise adjudicated prior to the date that the Contingent Merger Consideration is paid. SWI may withhold the applicable number of shares otherwise payable to the Participating Holders as Contingent Merger Consideration with respect to an Unsatisfied Claim or related out-of-pocket and legal expenses until the earliest of: (i) the date such Unsatisfied Claim has been resolved as evidenced by a written instrument signed by the Shareholders' Representative and SWI agreeing to the withholding of such shares or a portion thereof; (ii) with respect to disputed Unsatisfied Claims, the date such dispute shall have been adjudicated in accordance with the arbitration procedures described below. If, within sixty (60) days after the submission of the Unsatisfied Claim to the Shareholders' Representative, (i) SWI has not received written notice executed by the Shareholders' Representative accepting and agreeing to the withholding of the number of shares withheld or sought to be withheld by SWI on account of such Unsatisfied Claim or (ii) SWI and the Shareholders' Representative have not otherwise agreed by written instrument signed by both parties agreeing as to the number of shares withheld or sought to be withheld by SWI on account of such Unsatisfied Claim, the Unsatisfied Claim shall be referred to an arbitrator chosen by agreement of the Shareholders' Representative and SWI. If no agreement is reached regarding selection of the arbitrator within thirty (30) days after written request from either party to the other, SWI or the Shareholders' Representative may submit the matter in dispute to the American Arbitration Association, to be settled by arbitration in Albany, New York in accordance with the commercial arbitration rules of such Association. SWI and the Shareholders' Representative agree to act in good faith to mutually select an arbitrator. The fees and expenses of any arbitration shall be borne by the Participating Holders and SWI in such proportions as shall be determined by the arbitrator, or if there is no such determination, then such fees and expenses shall be borne equally by the Participating Holders and SWI. The determination of the arbitrator as to the amount, if any, of the Unsatisfied Claim and related expenses that is properly allowable shall be conclusive and binding upon the parties hereto and judgment may be entered thereon in any court having jurisdiction thereof. SWI shall have the right following the receipt of the arbitration award determination, as and to the extent allowed, to withhold from the number of shares of SWI Common Stock payable as Contingent Merger Consideration a number of shares having an aggregate Closing Market Value equal to the amount of such Unsatisfied Claim and related expenses. Any other shares of SWI Common Stock being withheld with respect to such Unsatisfied Claim shall be promptly distributed following the receipt of such arbitration award determination, if any. The amount of any Unsatisfied Claim and related expenses shall be rounded to the nearest whole number of shares. Notwithstanding the foregoing, in the event that any Unsatisfied Claim is not liquidated (i.e. the amount of such claim cannot be readily ascertained) or any disputed Unsatisfied Claim is not resolved on or before the fifth anniversary of the Closing Date, as the case may be, a number of shares of SWI Common Stock having an aggregate Closing Market Value equal to the amount of such unliquidated or disputed Unsatisfied Claim(s) and related expenses shall be deducted from the number of shares of SWI Common Stock distributed to the Participating Holders as Contingent Merger Consideration and deposited into escrow for the purpose of satisfying such Unsatisfied Claim(s) and expenses. The escrow established for purposes of this Section 10.2(c) shall provide for customary terms and conditions and shall include provisions relating to the voting and payment of dividends substantially similar to those set forth in the Escrow Agreement. As soon as practicable following the resolution of all such unliquidated or disputed Unsatisfied Claims(s), as the case may be, and the return to SWI of any shares of SWI Common Stock necessary to satisfy Unsatisfied Claims resolved in SWI's favor, the shares of SWI Common Stock, if any, remaining in escrow following the resolution of such Unsatisfied Claims, the return of such shares to SWI and the payment of all related expenses, shall be distributed to the Participating Holders in accordance with their respective Proportionate Interests.

      10.3 Obligation of SWI to Indemnify. Subsequent to the Effective Time, SWI agrees to indemnify and hold harmless the holders of PTI Stock outstanding immediately prior to the Effective Time (and their respective directors, officers, employees, agents, affiliates and assigns) from and against any Losses based upon, arising out of or otherwise in respect of any inaccuracy in, or breach of, any representation, warranty or covenant of SW, SWI or SWAC contained herein or in any certificate delivered pursuant hereto.

      10.4 Limitations on Indemnification. Notwithstanding the foregoing, the right to indemnification under this Section 10 shall be subject to the following terms:

            (a) No indemnification shall be payable pursuant to Section 10.2 or
Section 10.3 unless and until the aggregate amount of all Losses under each such Section exceeds $100,000.

            (b) No indemnification shall be payable pursuant to Section 10.2 on account of any breach of or inaccuracy in any representation or warranty contained in Section 2.17 except to the extent that the aggregate Losses incurred with respect to such claims exceed $25,000.

            (c) No indemnification shall be payable pursuant to Section 10.2 or
Section 10.3 after January 15, 2003 with respect to the representations and warranties contained in Section 2.26 and January 15, 2000 with respect to all other representations and warranties (as applicable, the "Expiration Date"), except with respect to (i) claims made prior to the Expiration Date, but not resolved by the Expiration Date and (ii) claims arising out of Losses incurred as a result of costs and expenses of the Participating Holders for indemnification of the Escrow Agent which are paid by SWI in accordance with Sections 6(a) and 13 of the Escrow Agreement. Any Losses arising out of claims made on or before January 15, 2000 in respect of the representations and warranties contained in Section 2.26 shall first be satisfied from Shares held pursuant to the Escrow Agreement and, only if and to the extent that such Shares have been exhausted, shall any such claim be deemed an

Unsatisfied Claim to be satisfied from the Contingent Merger Consideration in accordance with Section 1.6(a)(x). Notwithstanding the foregoing, in the event that the right to receive the Contingent Merger Consideration is accelerated in accordance with Section 1.10(i), no indemnification shall be payable pursuant to
Section 10.2 or 10.3 on account of Losses arising out of any breach of or any inaccuracy in any representation or warranty contained in Section 2 or Section 3 occurring after the date on which the Contingent Merger Consideration is paid. Subject to the foregoing, the representations and warranties contained herein or in any certificate delivered pursuant hereto shall expire at the close of business on the applicable Expiration Date or, in the event that the right to receive the Contingent Merger Consideration is paid in accordance with Section 1.10(i), the date on which the Contingent Merger Consideration is paid.

            (d) All indemnification claims under Section 10.2 shall be satisfied in full from (i) the shares held pursuant to the Escrow Agreement and (ii) shares otherwise payable as Contingent Merger Consideration in accordance with the provisions of such Section 10.2, and no person shall have any right to recover directly from any person who was a holder of PTI Stock immediately prior to the Effective Time. Without limitation of the foregoing, the maximum liability of any former holder of PTI Stock for any breach of a representation, warranty or covenant of PTI shall be limited to those shares in which such holder has an interest that are held pursuant to the Escrow Agreement. In the case of inaccuracy or breach of a Principal Shareholder representation or warranty, SWI may recover from the shares held pursuant to the Escrow Agreement only that portion allocable to the Principal Shareholder responsible for the inaccuracy or breach. The shares held pursuant to the Escrow Agreement that are allocable to a Principal Shareholder shall be used first to satisfy indemnification claims pursuant to Section 10.2(a) and any excess after all claims pursuant to Section 10.2(a) have been satisfied shall be used to satisfy indemnification claims pursuant to Section 10.2(b).

            (e) SWI shall not be liable for any amount in excess of 10% of the Merger Consideration paid by it (valued based on the Closing Market Value), except for breaches of or failure by SW or SWI to perform any covenant required to be performed by SW, SWI or the Surviving Corporation subsequent to the Closing Date.

            (f) The limitations of Sections 10.4(a), (d) and (e) (other than the last two sentences of Section 10.4(d)) shall not apply in the case of a fraudulent or intentional misrepresentation or breach by any party, but no person shall be liable for any such misrepresentation or breach by any other person (except to the extent of its share of the shares held under the Escrow Agreement if such misrepresentation or breach is by PTI) and no Principal Shareholder shall be liable for more than the Merger Consideration received by such Principal Shareholder.

            (g) In determining the amount of any indemnity, there shall be taken into account any tax benefit, insurance proceeds or other similar recovery or offset realized, directly or indirectly, by the party to be indemnified.

      10.5 Notice and Defense of Claims. Promptly after receipt of notice or otherwise becoming aware of any claim, liability or expense for which a party seeks indemnification or claim against the shares of SWI Common Stock held under Escrow Agreement, such party shall give written notice thereof to the indemnifying party (or, in the case of a claim against the shares of SWI Common Stock held under Escrow Agreement, to the Shareholders' Representative), but such notification shall not be a condition to indemnification hereunder except to the extent of actual prejudice to the indemnifying party. The notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within 30 days after receiving such notice the indemnifying party or Shareholders' Representative gives written notice to the indemnified party stating that it intends to defend against such claim, liability or expense at its own cost and expense, then defense of such matter, including selection of counsel (subject to the consent of the indemnified party which consent shall not be unreasonably withheld), shall be by the indemnifying party and the indemnified party shall make no payment on such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense. Notwithstanding the foregoing, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party or Shareholders' Representative, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party or from the shares of SWI Common Stock held under the Escrow Agreement, undertake the defense of such claim, liability or expense with counsel selected by the indemnified party, and shall have the right to compromise or settle the same only with the consent of the indemnifying party, which consent shall not be unreasonably withheld. The indemnified party shall make available all information and assistance that the indemnifying party or Shareholders' Representative may reasonably request and shall cooperate with the indemnifying party in such defense.

                           SECTION 11 - MISCELLANEOUS

      11.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

            (a) if to SWI, SW or SWAC to:

                Stone & Webster Management Consultants, Inc.
                245 Summer Street
                Boston, Massachusetts  02210
                Attention:  President
                Tel: (617) 589-1930
                FAX: (617) 589-1372

                with a copy to:

                Palmer & Dodge LLP
                One Beacon Street
                Boston, Massachusetts  02108
                Attention:  Steven N. Farber, Esq.
                Tel: (617) 573-0234
                FAX: (617) 227-4420

            (b) if to PTI or the Principal Shareholders, to:

                Power Technologies, Inc.
                1482 Erie Boulevard
                Schenectady, New York  12301
                Attention:  President
                Tel:
                FAX:

                with a copy to:

                Nixon, Hargrave, Devans & Doyle LLP
                Clinton Square
                P.O. Box 1051
                Rochester, New York  14603
                (14604 for overnight delivery)
                Attention:  Roger W. Byrd, Esq.
                Tel: (216) 263-1687
                FAX: (216) 263-1600

Any party may by notice given in accordance with this Section 11.1 to the other parties designate another address or person for receipt of notices hereunder.

      11.2 Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, with respect thereto other than the Confidentiality Agreement between PTI and SW dated September 8, 1997, and SWI and SWAC agree to be bound by the terms of such Confidentiality Agreement.

      11.3 Amendment. This Agreement may not be amended except by an instrument signed by each party hereto.

      11.4 Waiver. At any time prior to the Effective Time, any party hereto may, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

      11.5 Governing Law. This Agreement is governed by the laws of the State of New York without regard to its conflict of law provisions.

      11.6 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto.

      11.7 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

      11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

      11.9 Disclosure Schedules. The Disclosure Schedules are a part of this Agreement as if fully set forth herein.

      IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first stated above.

                        SWI'S OBLIGATIONS UNDER THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE RATIFICATION OF THIS AGREEMENT BY THE BOARD OF DIRECTORS OF SWI. THIS AGREEMENT IS SCHEDULED TO BE SUBMITTED TO SWI'S BOARD OF DIRECTORS AT A MEETING SCHEDULED FOR APRIL 21, 1998 AND, IF RATIFIED, AN OFFICER OF SWI WILL EXECUTE AND DELIVER TO PTI A CERTIFICATE TO SUCH EFFECT.

                        STONE & WEBSTER, INCORPORATED


                        By /s/ Thomas L. Langford
                           -----------------------------------
                           Thomas L. Langford
                           President


                        STONE & WEBSTER ACQUISITION CORP.


                        By /s/ Robert T. McWhinney, Jr.
                           -----------------------------------
                           Robert T. McWhinney, Jr.
                           President


                        STONE & WEBSTER MANAGEMENT CONSULTANTS, INC.


                        By /s/ Robert T. McWhinney, Jr.
                           -----------------------------------
                           Robert T. McWhinney, Jr.
                           President and Chief Executive Officer


                        POWER TECHNOLOGIES, INC.


                        By /s/ Steven J. Balser
                           -----------------------------------
                           Steven J. Balser
                           President

                        THE PRINCIPAL SHAREHOLDERS:


                        /s/ Seven J. Balser
                        --------------------------------------
                        Steven J. Balser

                        Address:   ___________________________
                                   ___________________________
                                   ___________________________


                        /s/ Lionel O. Barthold
                        --------------------------------------
                        Lionel O. Barthold

                        Address:   ___________________________
                                   ___________________________
                                   ___________________________


                        /s/ Ian S. Grant
                        --------------------------------------
                        Ian S. Grant

                        Address:   ___________________________
                                   ___________________________
                                   ___________________________


                        OTHER DIRECTORS OF PTI:

                        By executing this Agreement, the undersigned hereby agree to be bound by the provisions of Section 5.14 of this Agreement:


                        /s/ Dale Douglass
                        --------------------------------------
                        Dale Douglass

                        Address:   ___________________________
                                   ___________________________
                                   ___________________________



                        /s/ Gordon B. Hirschman
                        --------------------------------------
                        Gordon B. Hirschman

                        Address:   ___________________________

                                   ___________________________
                                   ___________________________


                        /s/ F.S. Prabhakara
                        --------------------------------------
                        F.S. Prabhakara

                        Address:   ___________________________
                                   ___________________________
                                   ___________________________


                        /s/ Mary Sager
                        --------------------------------------
                        Mary Sager

                        Address:   ___________________________
                                   ___________________________
                                   ___________________________

                            GLOSSARY OF DEFINED TERMS

"ACSV" shall have the meaning set forth as Section 1.6(a)(xi).

"Additional Contingent Share Market Value" shall have the meaning set forth in
Section 1.6(a)(xi).

"Additional Contingent Share Value" shall have the meaning set forth in Section 1.6(a)(xi).

"Additional Contingent Shares" shall have the meaning set forth in Section 1.6(a)(xi).

"Acquisition Transaction" shall have the meaning set forth in Section 9.3(c).

"affiliates" shall have the meaning set forth in Section 5.11.

"Affiliate Letter" shall have the meaning set forth in Section 5.11.

"Agreement" shall mean Agreement and Plan of Merger.

"Antitrust Division" shall have the meaning set forth in Section 5.13.

"Auditors" shall have the meaning set forth in Section 1.10(b).

"Audited Financial Statements" shall have the meaning set forth in Section 2.6.

"Audit Period" shall have the meaning set forth in Section 1.10(b).

"Base Earnings" shall have the meaning set forth in Section 1.10(f).

"blue sky" shall have the meaning set forth in Section 5.7(a).

"Closing" shall have the meaning set forth in Section 1.2.

"Closing Date" shall have the meaning set forth in Section 1.2(d).

"Closing Market Value" shall have the meaning set forth in Section 1.6(a)(ii).

"Code" shall have the meaning set forth in Section 2.20.

"Contingent Merger Consideration" shall have the meaning set forth in Section 1.6(a)(x).

"Contingent Payment Date" shall have the meaning set forth in Section 1.13.

"Contingent Period" shall have the meaning set forth in Section 1.10(b).

"Contingent Registration Statement" shall have the meaning set forth in Section 5.7(b).

"Current Financial Statements" shall have the meaning set forth in Section 2.6.

"Customers" shall have the meaning set forth in Section 2.19.

"DGCL" shall have the meaning set forth in Section 1.1.

"Delivered Shares" shall have the meaning set forth in Section 1.6(a)(ix).

"Dilution Event" shall have the meaning set forth in Section 1.10(h).

"Dissenting Shares" shall have the meaning set forth in Section 1.6(a)(iv).

"Earnings Report" shall have the meaning set forth in Section 1.10(b).

"Effective Time" shall have the meaning set forth in Section 1.2.

"ERISA" shall have the meaning set forth in Section 2.20.

"ERISA Affiliate" shall have the meaning set forth in Section 2.20

"Escrow Agent" shall have the meaning set forth in Section 1.6(a)(xii).

"Escrow Agreement" shall have the meaning set forth in Section 1.6(a)(xii).

"Exchange Act" shall have the meaning set forth in Section 4.4.

"Exchange Agent" shall have the meaning set forth in Section 1.7(a).

"Expiration Date" shall have the meaning set forth in Section 10.4(b).

"Final Earnings Report" shall have the meaning set forth in Section 1.10(c).

"Final Cumulative Net Earnings" shall have the meaning set forth in Section 1.10(c).

"Firm" shall have the meaning set forth in Section 1.10(d).

"FTC" shall have the meaning set forth in Section 5.13.

"Full Payment Milestone" shall have the meaning set forth in Section 1.10(a).

"Fund Shares" shall have the meaning set forth in Section 1.6(a)(ix).

"Hazardous Materials" shall have the meaning set forth in Section 2.26.

"HSR Act" shall have the meaning set forth in Section 1.2(b).

"Income Statements" shall have the meaning set forth in Section 1.10(b).

"Individual Tax Liability" shall have the meaning set forth in Section
1.6(a)(xi).

"Initial Escrow Shares," shall have the meaning set forth in Section 1.6(a)(ix).

"Initial Merger Consideration" shall have the meaning set forth in Section 1.6(a)(ix).

"Interest" shall have the meaning set forth in Section 2.22.

"Leases" shall have the meaning set forth in Section 2.15.

"Losses" shall have the meaning set forth in Section 10.2(a).

"Material Adverse Effect" shall have the meaning set forth in Section 2.1.

"Merger" shall have the meaning set forth in Section 1.1.

"Merger Consideration" shall have the meaning set forth in Section 1.6(b)(iii).

"Merger Documents" shall have the meaning set forth in Section 1.2.

"Minimum Payment Milestone" shall have the meaning set forth in Section 1.10(a).

"NYBCL" shall have the meaning set forth in Section 1.1.

"Participating Holders" shall have the meaning set forth in Section 1.6(a)(vi).

"Participation Percentage" shall have the meaning set forth in Section 1.6(a)(vii).

"Participating Shares" shall have the meaning set forth in Section 1.6(a)(v).

"Permits" shall have the meaning set forth in Section 2.11.2

"Plan Sponsor" shall have the meaning set forth in Section 2.20

"Plans" shall have the meaning set forth in Section 2.20.

"Principal Shareholders" shall have the meaning set forth in the first paragraph of Section 3.

"Proportionate Interest" shall have the meaning set forth in Section
1.6(a)(viii).

"Proprietary Rights" shall have the meaning set forth in Section 2.17.

"Proxy Statement" shall have the meaning set forth in Section 5.9(b).

"PTI" shall mean Power Technologies, Inc.

"PTI Affiliates" shall have the meaning set forth in Section 2.4.

"PTI Asia" shall have the meaning set forth in Section 2.5.

"PTI Closing Documents" shall have the meaning set forth in Section 2.3.

"PTI Disclosure Schedule" shall have the meaning set forth in Section 2.

"PTI Financial Statements" shall have the meaning set forth in Section 2.6.

"PTII" shall have the meaning set forth in Section 5.21.

"PTI Projections" shall have the meaning set forth in Section 1.9(f).

"PTI Stock" shall have the meaning set forth in Section 1.6(a)(iii).

"PTI Stockholders' Meeting" shall have the meaning set forth in Section 2.29.

"Registered Consideration" shall have the meaning set forth in Section 5.7(a).

"Registration Statement" shall have the meaning set forth in Section 5.7(a).

"Reviewed Financial Statements" shall have the meaning set forth in Section 2.6.

"Securities Act" shall have the meaning set forth in Section 5.7(a).

"SEC" shall have the meaning set forth in Section 4.4.

"Shareholder Disclosure Schedule" shall have the meaning set forth in Section 3.

"Shareholders' Representative" shall have the meaning set forth in Section 8.5.

"Shares" shall have the meaning set forth in Section 2.2.1.

"Subsidiary" shall have the meaning set forth in Section 2.1.

"Surviving Corporation" shall have the meaning set forth in Section 1.1.

"SWAC" shall mean Stone & Webster Acquisition Corp.

"SWI 10-K" shall have the meaning set forth in Section 4.4.

"SWI 10-Qs" shall have the meaning set forth in Section 4.5.

"SW" shall mean Stone and Webster Management Consultants, Inc.

"SWI" shall mean Stone and Webster, Incorporated.

"SWI Common Stock" shall have the meaning set forth in Section 1.6(a)(i).

"SW Closing Documents" shall have the meaning set forth in Section 4.2.

"SWI Disclosure Schedule" shall have the meaning set forth in Section 4.

"SWI Preferred Stock" shall have the meaning set forth in Section 4.3.

"Tangible Property" shall have the meaning set forth in Section 2.16.

"Taxes" shall have the meaning set forth in Section 2.10.1.

"Transasia Consideration" shall have the meaning set forth in Section 1.13.

"Transasia Payments" shall have the meaning set forth in Section 1.13.

"Unsatisfied Claims" shall have the meaning set forth in Section 10.2(c).

"Updated Disclosure Schedule" shall have the meaning set forth in the first paragraph of Section 2.

"Updated Financial Statements" shall have the meaning set forth in Section 2.6.

"Year 2000 Problem" shall have the meaning set forth in Section 2.27.

                                                                       EXHIBIT A

                                ESCROW AGREEMENT

      This ESCROW AGREEMENT dated _____________, 1998 is among Stone & Webster, Incorporated ("SWI"), a Delaware corporation, __________, as the representative of the shareholders (the "Shareholders' Representative") of Power Technologies, Inc. ("PTI"), a New York corporation, and The Chase Manhattan Bank, as escrow agent (the "Escrow Agent").

                              PRELIMINARY STATEMENT

      Pursuant to an Agreement and Plan of Merger dated as of April 20, 1998 (the "Merger Agreement"), by and among SWI, Stone & Webster Acquisition Corp. ("SWAC"), Stone & Webster Management Consultants, Inc., PTI, and certain shareholders and directors of PTI, SWI is acquiring PTI through the merger of PTI with SWAC, a wholly-owned subsidiary of SWI. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement.

      The Participating Holders, jointly and severally, have agreed to indemnify SWI as provided in Section 10 of the Merger Agreement through the deposit of _______________ shares of SWI Common Stock (the "Escrow Shares") pursuant to
Section 1.7(a) of the Merger Agreement. A list of all Participating Holders as of the Effective Time and their Proportionate Interests in the Escrow Shares is attached hereto as Schedule 1, and shall be amended and restated from time to time as necessary to reflect the addition of holders of Dissenting Shares who elect to become Participating Holders after the Effective Time.

      The parties hereto agree as follows:

      1. Establishment of Escrow; Additional Participating Holders. SWI has delivered to the Escrow Agent and the Escrow Agent acknowledges receipt of the Escrow Shares in the form of a stock certificate representing the Escrow Shares. The Escrow Shares shall be held in escrow in the name of the Escrow Agent or its nominee, subject to the terms and conditions set forth herein. Unless and until the Escrow Shares are returned to SWI or delivered to the Participating Holders pursuant to the terms of this Agreement, the Escrow Agent shall vote the Escrow Shares in accordance with the written instructions of the Shareholders' Representative. In the event that any Dissenting Holder becomes a Participating Holder on or after _____________________, 1998 (the "Effective Time"), SWI shall promptly deliver an amended and restated Schedule 1 to this Agreement setting forth the Proportionate Interests of the Participating Holders as adjusted to reflect the participation of the new Participating Holder(s).

      2. Amounts Earned on Escrow Shares; Tax Matters. From time to time upon the request of the Shareholders' Representative, any amounts earned on the Escrow Shares (dividends or other distributions) shall be distributed to the Participating Holders pro rata in accordance with their respective Proportionate Interests set forth on Schedule 1 as in effect at the time of such distribution. The Shareholders' Representative, SWI and PTI agree that to the extent permitted by applicable law, including Section 468B(g) of the Internal Revenue Code of 1986, as amended (the "Code"), the Participating Holders will include all amounts earned on the Escrow Shares in their gross income for federal, state and local income tax (collectively, "income tax") purposes and pay any income tax resulting therefrom.

      3. Claims Against Escrow Shares.

            (a) At any time or times prior to the Expiration Date (as defined below) SWI may make claims against the Escrow Shares for amounts due for indemnification under Section 10 of the Merger Agreement (each such claim is hereinafter referred to as a "Claim"). SWI shall notify the Shareholders' Representative and the Escrow Agent in writing of each such Claim, including a brief description of the amount and nature of such Claim. Each such notice delivered to the Escrow Agent by SWI shall contain a representation from SWI to the effect that SWI has delivered a copy of such notice to the Shareholders' Representative prior to or simultaneously with its delivery to the Escrow Agent. In the event that the amount subject to the claim is unliquidated, SWI shall make a good faith estimate as to the amount of the claim for purposes of determining the number of Escrow Shares, if any, to be withheld by the Escrow Agent if such claim is not resolved or otherwise adjudicated by the Expiration Date. No distribution of the Escrow Shares shall be made by the Escrow Agent to SWI or to the Participating Holders of the Set Aside Amount (as defined in Section 3(b) below) with respect to each Claim until either: (i) such Claim has been resolved as evidenced by a written notice executed by SWI and the Shareholders' Representative instructing the Escrow Agent as to the distribution of such Set Aside Amount or portion thereof; or (ii) with respect to disputed Claims, such dispute shall have been adjudicated in accordance with the arbitration procedures described in Section 3(c) below. The Escrow Agent shall effect such payment of Escrow Shares to SWI by surrendering such Escrow Shares to SWI's transfer agent (ChaseMellon Shareholder Services, L.L.C., 85 Challenger Road, Ridgefield Park, NJ 07660) for cancellation upon receipt by the Escrow Agent of a copy of a letter from SWI to its transfer agent, irrevocably instructing such transfer agent to issue a new certificate or certificates to the Escrow Agent for the remaining Escrow Shares, after giving effect to such payment. If the amount of a Claim exceeds the aggregate value of the Escrow Shares, the Escrow Agent shall have no liability or responsibility for any deficiency. The value per share of the Escrow Shares for purposes of this Agreement shall be $_______ (the "Closing Market Value").

            (b) Upon the submission of a Claim to the Escrow Agent by SWI, the Escrow Agent shall set aside a portion of the Escrow Shares equal to the amount of the Claim as set forth in the notice of the Claim (the "Set Aside Amount"). In the event SWI notifies the Escrow Agent in writing that it has made out-of-pocket expenditures or anticipates that it will incur legal expenses in connection with any disputed Claim with respect to which it is entitled to be indemnified under the Merger Agreement, a portion of the Escrow Shares equal to such incurred or anticipated expenditures shall also be set aside and added to and become a part of the Set Aside Amount; provided, that in the event that it shall be agreed (as evidenced by a written notice executed by SWI and the Shareholders' Representative as described in paragraph (a) above) or determined through an arbitration proceeding described in paragraph (c) below that SWI is not entitled to indemnification with respect to such Claim, such shares shall be released from the Set Aside Amount.

            (c) If the Escrow Agent has not received written notice executed by SWI and the Shareholders' Representative within sixty (60) days after the submission of the Claim to the Escrow Agent by SWI to the effect that the Claim has been resolved, the Claim shall be referred to an arbitrator chosen by agreement of the Shareholders' Representative and SWI. If no agreement is reached regarding selection of the arbitrator within thirty (30) days after written request from either party to the other, SWI or the Shareholders' Representative may submit the matter in dispute to the American Arbitration Association, to be settled by arbitration in Albany, New York in accordance with the commercial arbitration rules of such Association. SWI and the Shareholders' Representative agree to act in good faith to mutually select an arbitrator. The fees and expenses of any arbitration shall be borne by the Participating Holders and SWI in such proportions as shall be determined by the arbitrator, or if there is no such determination, then such fees and expenses shall be borne equally by the Participating Holders and SWI. In no event shall the Escrow Agent be responsible for any fees or expenses of any party to any arbitration proceeding. The determination of the arbitrator as to the amount, if any, of the Claim that is properly allowable shall be conclusive and binding upon the parties hereto and judgment may be entered thereon in any court having jurisdiction thereof. The Escrow Agent shall make payment of such Claim, as and to the extent allowed, to SWI out of the Set Aside Amount within three (3) business days following its receipt of a copy of the arbitration award determination, or as soon as practicable thereafter.

      4. Value of Escrow Shares. The Escrow Agent may rely conclusively on a per share value of $_____ (the "Closing Market Value") for the purpose of determining the amount of shares required to pay a Claim. All Claims paid out of the Escrow Shares shall be rounded to the nearest whole share. Under no circumstances shall the Participating Holders or the Shareholders' Representative have any right to substitute other property for the Escrow Shares or to change the per share value stated herein.

      5. Termination.

            (a) This Agreement shall terminate on January 15, 2000 (the "Expiration Date") provided that there are no outstanding Claims as to which the Escrow Agent has received notice pursuant to Section 3 hereof on or prior to the Expiration Date; otherwise this Agreement shall continue in effect until the resolution of all such Claims. SWI shall provide the Escrow Agent with reasonable advance notice of the expected Expiration Date and shall confirm the occurrence of such as soon as practicable thereafter.

            (b) On the Expiration Date or as soon thereafter as is practicable, the Escrow Agent shall distribute to the Participating Holders the Escrow Shares less (i) the amount of any then existing Set Aside Amounts and (ii) Escrow Shares having an aggregate Closing Market Value equal to the amount specified in any notice of a Claim delivered to the Escrow Agent on or within 30 days prior to the Expiration Date with respect to which no Set Aside Amount has yet been established and the Escrow Agent has not otherwise been instructed by SWI and the Shareholders' Representative. At such time thereafter as any remaining Claim hereunder has been resolved and the Escrow Agent has received a written notice executed by SWI and the Shareholders' Representative to that effect (or a copy of an arbitration award pursuant to Section 3(c) to that effect) and any amounts to be distributed to SWI in connection therewith have been so distributed, the Escrow Agent shall distribute any portion of the remaining Escrow Shares set aside with respect to such Claim to the Participating Holders. Upon the resolution of all outstanding Claims hereunder, the Escrow Agent shall distribute the remaining amount, if any, of the Escrow Shares to the Participating Holders, and this Agreement shall terminate. Notwithstanding the foregoing, the Escrow Agent shall withhold from shares which Steven J. Balser, Lionel O. Barthold and Ian S. Grant (each a "Principal Shareholder") would otherwise be entitled to receive as part of such Principal Shareholder's pro rata distribution hereunder any shares which may be withheld from such Principal Shareholder on account of any pending Claim which is identified by SWI as arising out of any claimed inaccuracy or breach of a representation or warranty of such Principal Shareholder under the Merger Agreement, which Claim shall be settled in accordance with the procedures described in Section 3; provided, however, that following the resolution of such Claim, such shares which are not used to satisfy indemnification requirements shall be distributed to the applicable Principal Shareholder in the manner described above.

            (c) All distributions to the Participating Holders shall be made pro rata in accordance with their respective Proportionate Interests set forth on
Schedule 1 as in effect at the time of such distribution. SWI shall not be required to issue certificates for fractional shares in any distribution of Escrow Shares pursuant to this Agreement; but rather shall pay to the Escrow Agent for distribution to the Participating Holders an amount in cash (without interest) determined by SWI by multiplying each Participating Holder's fractional interest by the Closing Market Value. The Escrow Agent shall effect such distributions of Escrow Shares as it is required to make to the Participating Holders under this Agreement by surrendering such Escrow Shares to SWI's stock transfer agent for cancellation upon receipt by the Escrow Agent of a copy of a letter from SWI to its transfer agent, irrevocably instructing such transfer agent to issue the applicable number of Escrow Shares pro rata to the Participating Holders in accordance with their respective Proportionate Interests set forth on Schedule 1 as in effect at the time of such distribution.

            (d) In the event that any Claim is not resolved on or before one month prior to the fifth anniversary of the Effective Time, any Escrow Shares then held by the Escrow Agent pursuant to this Agreement shall be distributed to the Participating Holders as soon as practicable by the Escrow Agent, but in any event no less than one week prior to the fifth anniversary of the Effective Time.

      6. The Escrow Agent.

            (a) Notwithstanding anything herein to the contrary, the Escrow Agent shall promptly dispose of all or any part of the Escrow Shares as directed by a writing jointly signed by the Shareholders' Representative and SWI. All fees and expenses to which the Escrow Agent is entitled in connection with its execution and performance of this Agreement (which are set forth on Schedule 2 hereto) shall be borne by SWI. In the administration of the escrow account hereunder, the Escrow Agent may execute any of its powers or perform any of its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected in good faith and retained by it. The Escrow Agent shall not be liable for any act or omission to act under this Agreement, including any and all claims made against the Escrow Agent as a result of its holding the Escrow Shares in its own name, unless a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to the parties hereto. The Escrow Agent shall not be liable for, and SWI and the Participating Holders shall jointly and severally indemnify the Escrow Agent for and hold it harmless against, any losses, liability, expense or claims (including reasonable out of pocket expenses) arising out of any action by the Escrow Agent taken or omitted in good faith hereunder or upon the advice of counsel, accountants or other skilled professionals engaged by the Escrow Agent; provided, however, that the liability of each Participating Holder on account of such indemnification shall not exceed his or her Proportionate Interest in the Escrow Shares. Notwithstanding anything to the contrary in this Agreement, in no event shall the Escrow Agent be liable for special, indirect or consequential damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent may decline to act and shall not be liable for failure to act if in doubt as to its duties under this Agreement. The Escrow Agent may act upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or instruction hereunder, reasonably believed by it to be authorized, has been duly authorized to do so and the Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for or written instructions given by parties hereto. The Escrow Agent's duties shall be determined only with reference to this Agreement and applicable laws, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in connection with any other document or agreement, including, but not limited to, the Merger Agreement.

            (b) The Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to the parties hereto, at the addresses set forth herein or at such other address as the parties shall provide, at least thirty (30) days prior to the date specified for such resignation to take effect. In such event SWI and the Shareholders' Representative shall jointly appoint a successor escrow agent within said thirty
(30) days; if SWI and the Shareholders' Representative do not designate a successor escrow agent within such period, the Escrow Agent may appoint a successor escrow agent. Upon the effective date of such resignation, the Escrow Shares together with all cash and other property then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent or as otherwise shall be designated in writing by SWI and the Shareholders' Representative.

            (c) In the event that the Escrow Agent should at any time be confronted with inconsistent or conflicting claims or demands by the parties hereto, the Escrow Agent shall have the right to interplead said parties in any court of competent jurisdiction in the State of New York or Commonwealth of Massachusetts and request that such court determine the respective rights of such parties with respect to this Agreement and, upon doing so, the Escrow Agent shall be released from any obligations or liability to either party as a consequence of any such claims or demands.

            (d) The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder, either directly or by or through its agents or attorneys. Nothing in this Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as fiduciary or otherwise in any jurisdiction other than the State of New York. The Escrow Agent shall not be responsible for and shall not be under a duty to examine, inquire into or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any amendment or supplement hereto.

            (e) Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all of the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

      7. Shareholders' Representative.

            (a) Except as expressly provided herein, the rights, duties, obligations, status and successorship of the Shareholders' Representative shall be determined as provided in the Appointment Agreements among the Shareholders' Representative and the Participating Holders and in the form contemplated by the Merger Agreement (the "Appointment Agreements"). Notwithstanding the foregoing, in the event of any conflict or inconsistency between the provisions of this Agreement and the Appointment Agreement, the provisions of the Appointment Agreement shall govern. All decisions of the Shareholders' Representative pursuant to this Agreement shall be binding upon the Participating Holders. The Shareholders' Representative shall keep the Participating Holders reasonably informed of his or her decisions of a material nature.

            (b) The Shareholders' Representative is authorized to take any action deemed by him appropriate or necessary to carry out the provisions of, and to determine the rights of the Participating Holders under this Agreement. The Shareholders' Representative shall promptly notify the Escrow Agent of any change in the address of any Participating Holder or any transfer (by operation of law or otherwise) of the right of any Participating Holder to receive Escrow Shares hereunder. The Shareholders' Representative shall serve as the agent of the Participating Holders for all purposes related to this Agreement, including without limitation service of process upon the Participating Holders. By his or her execution of this Agreement, the Shareholders' Representative accepts and agrees to diligently discharge the duties and responsibilities of the Shareholders' Representative set forth in this Agreement. The authorization and designation of the Shareholders' Representative under this Section 7(b) shall be binding upon the successors and assigns of each Participating Shareholder. SWI and the Escrow Agent shall be entitled to rely upon such authorization and designation and shall be fully protected in dealing with the Shareholders' Representative, and shall have no duty to inquire into the authority of any person reasonably believed by any of them to be the Shareholders' Representative.

            (c) The Shareholders' Representative (i) shall be entitled to treat as genuine any letter or other document furnished to him or her by SWI or the Escrow Agent and believed by him or her to be genuine and have been signed and presented by the proper party or parties; and (ii) shall be reimbursed for counsel fees and other out-of-pocket expenses incurred by the Shareholders' Representative in connection with this Agreement out of the net proceeds from the sale of Escrow Shares by the Escrow Agent as provided in paragraph (d) below.

            (d) The Shareholders' Representative shall not be entitled to any compensation for services hereunder. To the extent the Shareholders' Representative shall incur out-of-pocket costs in the performance of his duties hereunder, the Shareholders' Representative shall be authorized to direct the Escrow Agent to distribute to the Shareholders' Representative for sale in the open market that number of Escrow Shares sufficient to generate net proceeds to reimburse the Shareholders' Representative for such out-of-pocket costs; provided, however, that the aggregate Closing Market Value of all Escrow Shares distributed to the Shareholders' Representative and sold for such purpose to pay expenses incurred with respect to defending claims pursuant to Section 10.5 of the Merger Agreement shall not exceed 12% of the aggregate Closing Market
Value of all of the Escrow Shares and the aggregate Closing Market Value of all Escrow Shares distributed to the Shareholder Representative and sold to pay any other expenses incurred by the Shareholder Representative (together with any Escrow Shares sold to pay the arbitration expenses of the Participating Holders in accordance with Section 7(e)) shall not exceed 3% of the aggregate Closing Market Value of all the Escrow Shares (collectively, the "Reimbursement Shares"). In the event that the aggregate Claims and Set Aside Amounts exceed or would exceed 85% of the Closing Market Value of all the Escrow Shares, the Reimbursement Shares shall be held and distributed to the Shareholders' Representative first, to the extent necessary to reimburse the Shareholders' Representative as contemplated by this Section, and second, any remaining Reimbursement Shares may be used to satisfy indemnification Claims of SWI or held as a Set Aside Amount until all claims are satisfied or the Escrow Shares are exhausted. At the direction of the Shareholders' Representative to distribute Escrow Shares pursuant to this Section and the submission to the Escrow Agent of documentation of the expenses incurred, the Escrow

Agent shall effect payment of such shares to the Shareholders' Representative by surrendering such Escrow Shares to SWI's transfer agent and instructing the transfer agent and to issue a certificate for the number of shares requested by the Shareholders' Representative registered in the name of the Shareholders' Representative and to issue a replacement certificate for the remaining Escrow Shares to the Escrow Agent.

            (e) To the extent that the Participating Holders are obligated to pay arbitration expenses pursuant to Section 3(c), the Shareholders' Representative shall be authorized to, and shall, direct the Escrow Agent to distribute to the Shareholders' Representative for sale in the open market, that number of Escrow Shares sufficient to generate net proceeds that will satisfy such obligations; provided, however, the number of Escrow Shares distributed to the Shareholders' Representative and sold for such purpose shall be subject to the limitation set forth in Section 7(d) above. At the direction of the Shareholders' Representative to distribute Escrow Shares pursuant to this Section and the submission to the Escrow Agent of documentation of the expenses incurred, the Escrow Agent shall effect payment of such shares to the Shareholders' Representative by surrendering such Escrow Shares to SWI's transfer agent and instructing the transfer agent to issue a certificate for the number of shares requested by the Shareholders' Representative registered in the name of the Shareholders' Representative and to issue a replacement certificate for the remaining Escrow Shares to the Escrow Agent.

      The Escrow Agent shall have no duty to determine, nor to verify any calculations or limitations set forth in Section 7(d) above, and shall rely on the Shareholders' Representative's request for shares to be within the guidelines set forth herein.

            (f) Notwithstanding anything to the contrary in this Agreement, the Shareholders' Representative shall not have any personal liability to SWI, the Escrow Agent or any other person as a result of this Agreement, except for any liability (other than for a Claim itself or for any obligation of the Participating Holders to pay expenses or indemnify the Escrow Agent, for which the Shareholders' Representative shall not be liable) resulting from the gross negligence or willful misconduct of the Shareholders' Representative.

      8. Governing Law. This Agreement is governed by the laws of the State of New York without regard to its conflict of law provisions, and shall inure to the benefit of and be binding upon the successors, assigns, heirs and personal representatives of the parties hereto.

      9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which documents together shall be considered one and the same document.

      10. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows, except with respect to the Escrow Agent as to which any notice or communication shall be deemed to have been given on the date received by the Escrow Agent:

TO SWI:

            Stone & Webster Management Consultants, Inc.
            245 Summer Street
            Boston, Massachusetts 02210
            Attention: President
            Tel: (617) 589-1930
            FAX: (617) 589-1372
      with a copy to:

            Palmer & Dodge LLP
            One Beacon Street
            Boston, Massachusetts 02108
            Attention: Steven N. Farber, Esq.
            Tel: (617) 573-0234
            FAX: (617) 227-4420

TO THE SHAREHOLDERS' REPRESENTATIVE:





      Telephone:
      Fax:

With a copy to:





      Telephone:
      Fax:

TO ESCROW AGENT:

            The Chase Manhattan Bank
            450 West 33rd Street
            New York, New York 10001
            Attention: Escrow Administration, 15th Floor
            Tel: (212) 946-3290
            Fax: (212) 946-8156

Addresses may be changed by written notice given pursuant to this section. Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representative.

      11. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of SWI, the Shareholders' Representative and the Escrow Agent or, in the case of a waiver, by the party waiving such rights. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision.

      12. No Assignment. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party without the prior written consent of the other parties.

      13. Attorney's Fees and Expenses of Dispute Resolution. In the event of any litigation among the parties hereto (including, without limitation, any arbitration proceeding described in Section 3(c) above), the prevailing party in such litigation or proceeding (based on the relative merits of their respective positions) shall be entitled to recover all costs incurred in connection therewith, including, without limitation, reasonable attorneys fees, provided that the costs of any arbitration proceeding shall be allocated in the manner set forth in Section 3(c). In the event that either SWI or the Participating Holders are obligated to pay the costs and expenses of the adverse party in any such proceeding, a number of Escrow Shares having an aggregate Closing Market Value equal to the amount of such expenses shall, to extent that any Escrow Shares would otherwise be distributed to such party upon the termination of the escrow, be deducted from the number of Escrow Shares which would otherwise be distributed to such party and distributed to the party entitled to payment of such expenses. SWI and the Participating Holders agree to bear the costs and expenses arising as a result of the indemnification of the Escrow Agent in accordance with Section 6(a) hereof in connection with any litigation or arbitration proceeding in proportion to the relative merits of their respective positions as determined in such litigation or arbitration proceeding.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first stated above.

                              STONE & WEBSTER, INCORPORATED


                              By:
                                 ---------------------------------------
                              Name:
                                    ------------------------------------
                              Title:
                                    ------------------------------------

                              SHAREHOLDERS' REPRESENTATIVE



                              ------------------------------------------

                              THE CHASE MANHATTAN BANK
                              as Escrow Agent


                              By:
                                 ---------------------------------------
                              Name:
                                    ------------------------------------
                              Title:
                                    ------------------------------------

                                  Schedule 1

     Name, Address and Proportionate Interests of the Participating Holders

                               See attached pages.

                                   Schedule 2

                                      Fees

1.    Annual Administrative Fee - $5,000 per year or portion thereof

2.    Legal Fees - As incurred, (initial legal document review waived)

3.    $7.50 per check issued

4.    $7.50 per stock certificate issued to a Participating Holder

                                                                       EXHIBIT B

                               AFFILIATE LETTER

                                                         _________________, 1998

Stone & Webster, Incorporated
245 Summer Street
Boston, Massachusetts 02210

Stone & Webster Management Consultants, Inc.
245 Summer Street
Boston, Massachusetts 02210

Ladies and Gentlemen:

      Pursuant to the Agreement and Plan of Merger dated as of April 20, 1998 (the "Agreement") among Stone & Webster Management Consultants, Inc. ("SW"), a New York corporation, Stone & Webster, Incorporated, a Delaware corporation, SW Acquisition Corp. ("SWAC"), a Delaware corporation and Power Technologies, Inc. ("PTI"), a New York corporation, and certain shareholders of PTI, providing for the merger of PTI into SWAC, a subsidiary of SW formed for the purpose of the merger (the "Merger"), the undersigned will receive shares of common stock, $1.00 par value, of Stone & Webster, Incorporated (the "SWI Shares") in exchange for the shares of capital stock of PTI (the "PTI Stock") owned by the undersigned in accordance with Section 1 of the Agreement. The undersigned has been advised that as of the date the Agreement is submitted to the shareholders of PTI for adoption, the undersigned may be an "affiliate" of PTI, as that term is defined for purposes of paragraph (c) of Rule 145 of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein shall be construed as an admission of such fact.

A. In connection therewith, the undersigned represents, warrants and agrees that:

      1. Except as provided for in the Agreement, the undersigned has not, and to the knowledge of the undersigned, the other shareholders of PTI have not received any extraordinary distributions with respect to their PTI Stock in contemplation of or in connection with the Merger, and to the knowledge of the undersigned no such extraordinary distributions will be made prior to the Merger. The undersigned has not engaged and has no current plan or intention to engage in a Sale (as defined below) of the undersigned's PTI Stock, in contemplation of or in connection with the Merger and for consideration other than SWI Shares, to or with PTI or SWI or any corporation connected through stock ownership with SWI or PTI, and to the knowledge of the undersigned, the other shareholders of PTI have not engaged and have no plan (written or oral) to engage in such a Sale of their PTI Stock. The undersigned has no plan or intention, and the undersigned knows of no plan (written or oral) of the other shareholders of PTI to engage in a Sale of the SWI Shares to be received in the Merger, for consideration other than stock of SWI, to or with SWI or any corporation connected through stock ownership with SWI. For these purposes, a Sale is any sale, exchange, transfer or other transaction that reduces the risk of ownership of the shares, and a Sale to a partnership shall be treated as a Sale to each partner of the partnership, in proportion to that partner's interest in the partnership.

      2. The undersigned shall not engage in any Sale of the SWI Shares in violation of the registration requirements of the Act or the rules and regulations of the SEC thereunder.

      3. The undersigned has been advised that if the undersigned is in fact an "affiliate" of PTI at the time the Agreement was submitted for a vote of the shareholders of PTI and the distribution by the undersigned of the SWI Shares has not been registered under the Act, Rule 145 under the Act will restrict the undersigned's sales of SWI Shares received in the Merger. The undersigned will not sell or otherwise dispose of any SWI Shares, except pursuant to Rule 145(d) under the Act, an effective registration statement under the Act or exemption from the registration requirements under the Act (provided that the undersigned may make bona fide gifts or distributions (including, if the undersigned is a partnership, to its partners) without consideration, or transfers by operation of law, so long as any donee or transferee agrees not to sell, transfer or otherwise dispose of SWI Shares except as provided herein).

      4. The undersigned has carefully read this letter and the Agreement and has discussed the requirements of each and the limitations upon the disposition of the SWI Shares received by the undersigned, to the extent deemed necessary, with the undersigned's counsel.

B. The undersigned understands and agrees that:

      1. Neither SW nor SWI is under any further obligation to register the sale, transfer or other disposition of the SWI Shares or, except as provided in paragraph C.1. below, to take any action necessary in order to make an exemption from registration available.

      2. Stop transfer instructions will be given to the transfer agent of SWI with respect to the SWI Shares, and there will be placed on the certificate representing such stock, or any certificates delivered in substitution or exchange therefor, a legend stating in substance:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 (THE "ACT") APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH RULE 145(d) OR AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE ACT."

      3. Unless the transfer by the undersigned of the SWI Shares is a sale made in conformity with the provisions of Rule 145(d), or made pursuant to a registration statement under the Act, SWI reserves the right to put an appropriate legend on the certificates issued to a transferee.

      4. This agreement shall be binding upon and enforceable against administrators, executors, representatives, heirs, legatees, devisees and successors of the undersigned and any pledgee holding SWI Shares as collateral.

C. SWI represents and agrees as follows:

      1. For so long as and to the extent necessary to permit the undersigned to sell the SWI Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, SWI shall use its best efforts to file, on a timely basis, all reports and data required to be filed with the SEC by it pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act") so long as it is subject to such requirement, furnish to the undersigned upon request a written statement as to whether SWI has complied with such reporting requirements during the 12 months preceding any proposed sale under Rule 145 and otherwise use its reasonable best efforts to permit such sales pursuant to Rule 145 and Rule 144. SWI has filed all reports required to be filed with the SEC under Section 13 of the 1934 Act during the preceding 12 months.

      2. SWI agrees that the stop transfer instructions and legends referred to in Paragraph B.2 hereof shall be terminated or removed if the undersigned shall have delivered to SWI a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance satisfactory to SWI or other evidence satisfactory to SWI, to the effect that such instructions and legends are not required for the purposes of the Act.

      D. This letter agreement is governed by and shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

                                    Very truly yours,


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

                                    --------------------------------------
                                    Name:
                                    Address:

Accepted this         day of
                 , 1998

STONE & WEBSTER MANAGEMENT CONSULTANTS, INC.


By
   -------------------------------
   Title:

STONE & WEBSTER, INCORPORATED


By
   -------------------------------
   Title:

                                                                       EXHIBIT C

                              Schedule of Benefits

SW offers a broad package of standard benefits to its employees on a nondiscriminating basis. The benefit package is made available to employees immediately upon commencing employment. Eligibility and/or level of benefit for some of the programs is dependent on service time with the company. For those program plans that require a contribution from employees, such contribution is also applied in a consistent and non-discriminatory manner.

During the period between the Effective Time of the Merger and June 30, 1999, the President of the Surviving Corporation will evaluate each employee's total compensation package and make appropriate adjustments, taking into account all relevant factors, including, without limitation, changes in the value of employee benefits resulting from the Merger.

To the extent that the benefits policy of PTI differs from the benefits policy of SW, the following Schedule sets forth the basis upon which exceptional consideration will be extended to employees of the Surviving Corporation for the purposes of integrating the benefits policies of PTI and SW.

1.0   Health Insurance

      1.1 Subsequent to the Effective Time and for the balance of the 1998 plan year, the existing PTI Health Insurance program will be maintained.

      1.2 For the plan year beginning in 1999, SW will establish a "Capital District" local service level under its standard program to support effective service delivery comparable to existing service delivery.

      1.3 Starting in January 1999, for those PTI employees who were enrolled in the PTI Health Insurance Plan and elect to enroll in the SW Health Insurance Plan, quarterly payments will be made for two (2) quarters to account for differences in employer contributions between the plans. Such payments will, together with the payments described in Sections 2.3 and 5.3 below, be referred to as "Interim Payments".

      1.4   No Interim Payments will be extended to part-time employees of PTI.

      1.5 New hires to the Surviving Corporation after the Effective Time who elect coverage under the company plan will be enrolled directly in the SW Health Insurance Plan.

2.0   Dental Coverage

      2.1 Subsequent to the Effective Time, and for the balance of the 1998 plan year, the existing PTI Dental Program will be maintained.

      2.2 For the Plan year beginning in 1999, the PTI Dental program will be replaced with the SW Dental program.

      2.3 Starting in January 1999, for those PTI employees who were enrolled in the PTI Dental Program, and elect to enroll in SW Dental Program, quarterly payments will be made for two (2) quarters to account for differences in employer contributions between the plans. Such payments will also be referred to as "Interim Payments".

      2.4   No Interim Payments will be extended to part-time employees of PTI.

      2.5 New hires to the company after the effective time, who elect coverage under company plan, will be enrolled directly in the SW Plan.

3.0   Life Insurance

      3.1 Subsequent to the Effective Time, the PTI Life Insurance program will be replaced by the SW Life Insurance program.

      3.2 For all PTI employees of record at the Effective Time who continue as employees of the Surviving Corporation, optional additional coverage in the amount of 0.5 x Salary (Option 1) will be provided at no additional cost to the Employee until the end of the second quarter of 1999.

4.0   Short Term Disability

      4.1 PTI employees of record at the Effective Time will receive credit for PTI service for purposes of determining participation and benefit calculation.

5.0   Long Term Disability

      5.1 Subsequent to the Effective Time and for the balance of the 1998 plan year, the existing PTI LTD program will be maintained.

      5.2 For the Plan year beginning in 1999, the PTI LTD program will be replaced with the SW LTD program.

      5.3 Starting in January 1999, for those PTI full-time employees who elect to be enrolled in the SW LTD program, quarterly payments will be made for two (2) quarters to account for differences in employer contributions between the plans. Such payments will also be referred to as "Interim Payments".

6.0   Vacation

      6.1   PTI service credit will be applied toward SW vacation policy.

      6.2 For those PTI employees with a vacation benefit under PTI's existing vacation plan that exceeds the scheduled benefit under the SW vacation plan based on service time, such PTI employees will be entitled their annual vacation allowance for up to three (3) weeks of vacation benefit.

      6.3 For those PTI employees who experience a reduction in vacation time as a result of converting to the SW vacation plan, no Interim Payments will be made.

7.0   Termination Bonus

      7.1 The PTI Termination Bonus Plan will be eliminated as of the Effective Time.

8.0   Severance Benefit

      8.1   PTI service credit will be credited toward the SW Severance Benefit.

9.0   Absence Time

      9.1 Exempt employees: PTI service credit will be applied toward determining STD supplement.

      9.2 Non-exempt employees: Carry over a limited number of hours for casual absence time, remaining accrued but untaken sick days will be placed in a STD bank for use in STD episodes.

10.0  Dependent Care & Medical Flexible Spending Account (flex plan)

      10.1 Subsequent to the Effective Time and for the balance of the 1998 plan year, the existing PTI Flex Plan will be maintained.

      10.2 For the plan year beginning in 1999, PTI employees will be eligible to participation in the SW Dependent Care Flex Plan.

      10.3 If offered, for the plan year beginning 1999, PTI employees will be eligible to participate in the SW Medical Reimbursement Flex Plan. However, no such plan currently exists and may not be available for the plan year beginning 1999.

11.0  Money Purchase Plan

      No such equivalent SW plan option exists

12.0  401(k) Plan

      12.1 Carry over eligible PTI service into SW 401 (k) plan for vesting purposes only.

      12.2 New plan participants who were PTI employees at the Effective Time will be eligible to make immediate contributions.

13.0  ESOP

      13.1 Carry over eligible PTI service into SW ESOP plan for vesting purposes only.

14.0  Employee Retirement Plan

      14.1 Carry over eligible PTI service into SW Retirement Plan for vesting purposes only.


                                      -3-